UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934 (Amendment No.          )

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ImmunoGen, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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April 28, 2020

Dear Shareholder:

You are cordially invited to attend the 2020 Annual Meeting of Shareholders of ImmunoGen, Inc. to be held on Wednesday, June 17, 2020, beginning at 9:00 a.m., local time, at the University of Massachusetts Club, One Beacon Street, 32nd Floor, Boston, Massachusetts. As a result of the public health and travel risks and concerns due to COVID-19, we may announce alternative arrangements for the meeting, which may include switching to a virtual meeting format, or changing the time, date or location of the annual meeting.  If we take this step, we will announce any changes in advance in a press release available on our website at www.immunogen.com and filed with the Securities and Exchange Commission as additional proxy materials, and as otherwise required by applicable state law.

The accompanying Notice of Annual Meeting of Shareholders and proxy statement describe the matters that will be presented at our annual meeting.  The agenda for the meeting includes proposals to fix the number of members of our Board of Directors at seven, elect seven members to our Board of Directors, to amend our Restated Articles of Organization to increase the number of authorized shares of our common stock and to hold an advisory vote on executive compensation.  The Board of Directors recommends that you vote FOR its proposal to fix the number of members of our Board of Directors at seven, FOR the election of its slate of directors, FOR the proposed increase in the number of authorized shares of our common stock, and FOR approval of the compensation of our named executive officers as disclosed in the proxy statement.

Please refer to the enclosed proxy statement for detailed information on each of the proposals.  Your vote is important. Whether or not you expect to attend the meeting in person, your shares should be represented.  Therefore, we urge you to vote promptly to ensure that your shares are represented at the annual meeting and in accordance with the instructions set forth in either the Notice Regarding the Availability of Proxy Materials that you received or on the proxy card.  This will ensure your proper representation at our annual meeting.

Sincerely

MARK J. ENYEDY
President and
Chief Executive Officer

YOUR VOTE IS IMPORTANT. PLEASE RETURN YOUR PROXY PROMPTLY.

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To Be Held On June 17, 2020

To Shareholders:

NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders of ImmunoGen, Inc. will be held on Wednesday,  June 17, 2020, beginning at 9:00 a.m., local time, at the University of Massachusetts Club, One Beacon Street, 32nd Floor, Boston, Massachusetts, for the following purposes:

1.	To fix the number of members of the Board of Directors at seven.
2.	To elect seven members of the Board of Directors to hold office until the next annual meeting of shareholders and until their successors are duly elected and qualified.
3.	To approve an amendment to our Restated Articles of Organization to increase the number of authorized shares of common stock from 200,000,000 to 300,000,000.
4.	To approve, on an advisory basis, the compensation paid to our named executive officers, as disclosed in this proxy statement.
5.	To transact such other business as may properly come before the meeting or at any adjournments or postponements thereof.

We currently intend to hold the annual meeting in person. However, as a result of the public health and travel concerns due to COVID-19, we may announce alternative arrangements for the meeting, which may include switching to a virtual meeting format, or changing the time, date or location of the annual meeting. If we take this step, we will announce any changes in advance in a press release available on our website at www.immunogen.com and filed with the SEC as additional proxy materials, and as otherwise required by applicable state law.

The Board of Directors has fixed the close of business on April 13, 2020 as the record date for the meeting.  All shareholders of record on that date are entitled to notice of and to vote at the meeting.  We plan to begin mailing the Notice Regarding the Availability of Proxy Materials on or about April 28, 2020.  Our proxy materials, including this proxy statement and our 2019 annual report, will also be available on or about April 28, 2020 on the website referred to in the Notice Regarding the Availability of Proxy Materials.

You are cordially invited to attend the annual meeting in person, if possible.  Whether or not you expect to attend the meeting in person, please vote as soon as possible.  If you attend the meeting, you may continue to have your shares voted as instructed in the proxy or you may withdraw your proxy and vote your shares in person.

By Order of the Board of Directors

JOSEPH KENNY
Secretary
April 28, 2020

PRELIMINARY COPIES FILED PURSUANT TO RULE 14a-6(a)

830 Winter Street

Waltham, MA 02451

PROXY STATEMENT

2020 ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON JUNE 17, 2020

QUESTIONS AND ANSWERS ABOUT THESE PROXY MATERIALS AND VOTING

Why are these materials being made available to me?

We are making these proxy materials available to you on or about April 28, 2020, in connection with the solicitation of proxies by the Board of Directors of ImmunoGen, Inc. (“ImmunoGen”) for our 2020 annual meeting of shareholders, and any adjournment or postponement of that meeting.  The meeting will be held on Wednesday,  June 17, 2020, beginning at 9:00 a.m., local time, at the University of Massachusetts Club, One Beacon Street, 32nd Floor, Boston, Massachusetts.  You are invited to attend the meeting, and we request that you vote on the proposals described in this proxy statement.  You do not need to attend the meeting in person to vote your shares.  Instead, you may have your shares voted at the meeting on your behalf by following the instructions below to submit your proxy on the Internet.  Alternatively, if you requested and received a printed copy of these materials, you may complete, sign, and return the accompanying proxy card or submit your proxy by telephone as described below in order to have your shares voted at the meeting on your behalf.

We intend to mail a Notice Regarding the Availability of Proxy Materials (referred to elsewhere in this proxy statement as the “Notice”) to all shareholders of record entitled to vote at the annual meeting on or about April 28, 2020. The Notice will instruct you as to how you may obtain access and review all of the important information contained in the proxy materials, including the proxy statement, proxy card, Annual Report on Form 10-K for the fiscal year ended December 31, 2019, and our 2019 annual report to shareholders. The Notice will also instruct you as to how you may submit your proxy on the Internet. If you received a Notice by mail and would like to receive a printed copy of our proxy materials, you should follow the instructions included in the Notice for requesting such materials.

Why did I receive a notice in the mail regarding the internet availability of proxy materials instead of a full set of proxy materials?

As permitted by the rules of the U.S. Securities and Exchange Commission, or the SEC, we may furnish our proxy materials to our shareholders by providing access to such documents on the Internet, rather than mailing printed copies of these materials to each shareholder.  Most shareholders will not receive printed copies of the proxy materials unless they request them.  We believe that this process should expedite shareholders’ receipt of proxy materials, lower the costs of the annual meeting, and help to conserve natural resources.  If you received the Notice by mail or electronically, you will not receive a printed or email copy of the proxy materials, unless you request one by following the instructions included in the Notice.  Instead, the Notice instructs you as to how you may access and review all of the proxy materials and submit your proxy on the Internet.  If you requested a paper copy of the proxy materials, you may authorize the voting of your shares by following the instructions on the proxy card, in addition to the other methods of voting described in this proxy statement.

What am I voting on?

There are four matters scheduled for a vote:

•	To fix the number of members of our Board of Directors at seven;
•	To elect seven members of our Board of Directors;
•	To approve an amendment to our Restated Articles of Organization to increase the number of authorized shares of our common stock from 200,000,000 to 300,000,000; and
•	To approve, on an advisory basis, the compensation paid to our named executive officers, as described in this proxy statement.

Who can attend and vote at the meeting?

Shareholders of record at the close of business on April 13, 2020 are entitled to attend and vote at the meeting.  Each share of our common stock is entitled to one vote on all matters to be voted on at the meeting, and can be voted only if the record owner is present to vote or is represented by proxy.

What constitutes a quorum at the meeting?

The presence at the meeting, in person or represented by proxy, of the holders of a majority of our common stock outstanding on April 13, 2020, the record date, will constitute a quorum for purposes of the meeting.  On the record date, 174,398,735 shares of our common stock were outstanding.  For purposes of determining whether a quorum exists, proxies received but marked “abstain” and so-called “broker non-votes” (described below) will be counted as present.

How Many Votes Do I Have?

Each share of our common stock that you own entitles you to one vote.

How do I vote by proxy?

Your vote is very important.  Whether or not you plan to attend the meeting, we urge you to either:

•	vote on the Internet pursuant to the instructions provided in the Notice you received by mail, or
•	request printed copies of the proxy materials by mail pursuant to the instructions provided in the Notice, and either
•	complete, sign, date, and return the proxy card you will receive in response to your request, or
•	vote by telephone (toll-free) in the United States or Canada or on the Internet, in accordance with the instructions on the proxy card.

Requests for printed copies of the proxy materials should be made no later than June 3, 2020, to ensure that they will be received in time for you to cast your vote on a timely basis.  Please note that the Notice is not a proxy card or a ballot, and any attempt to vote your shares by marking and returning the Notice will be ineffective.

If you properly complete and deliver your proxy (whether electronically, by mail or by telephone) and it is received by 11:59 p.m. Eastern Time on June 16, 2020, your proxy (one of the individuals named on your proxy card) will vote your shares as you have directed.  If you sign, date, and return the proxy card but do not specify how your shares are to be voted, then your proxy will vote your shares as follows:

•	FOR the proposal to fix the number of members of our Board of Directors at seven;
•	FOR the election of the seven nominees named below under “Election of Directors”;
•	FOR approval of the amendment to our Restated Articles of Organization to increase the number of authorized shares of our common stock from 200,000,000 to 300,000,000; and
•	FOR approval, on an advisory basis, of the compensation paid to our named executive officers, as described in this proxy statement.

If any other matter properly comes before the meeting or at any adjournments or postponements thereof, your proxy will vote your shares in his discretion.  At present we do not know of any other business that is intended to be brought before or acted upon at the meeting.

How do I vote if my shares are held by my broker?

If your shares are held by your broker in “street name,” you will need to instruct your broker concerning how to vote your shares in the manner provided by your broker.  If your shares are held in “street name” and you wish to vote them in person at the meeting, you must obtain from your broker a properly executed legal proxy, authorizing you to act on behalf of the broker at the meeting and specifying the number of shares with respect to which the authorization is granted.

What discretion does my broker have to vote my shares held in “street name”?

A broker holding your shares in “street name” must vote those shares according to any specific instructions it receives from you.  If specific instructions are not received, your broker may vote your shares in its discretion, depending on the type of proposal involved.  There are certain matters on which brokers may not vote without specific instructions from you.  If such a matter comes before the meeting and you have not specifically instructed your broker how to vote your shares, your shares will not be voted on that matter, giving rise to what is called a “broker non-vote.”  Shares represented by broker non-votes will be counted for purposes of determining the existence of a quorum for the transaction of business, but for purposes of determining the number of shares voting on a particular proposal broker non-votes will not be counted as votes cast or shares voting.  Brokers do not have discretion to vote your shares for the election of directors or on the advisory proposal on executive compensation, without instructions from you, and your failure to instruct your broker how to vote on these items will result in a broker non-vote.

Can I change my vote after I have already voted?

Yes.  You may change your vote at any time before your proxy is exercised.  To change your vote, you may:

•	Deliver to our corporate secretary a written notice revoking your earlier vote;
•	Submit a properly completed and signed proxy card with a later date;
•	Vote again telephonically or electronically (available until 11:59 p.m. Eastern Time on June 16, 2020); or
•	Vote in person at the meeting.

Your last dated proxy card or vote cast will be counted.  Your attendance at the meeting will not be deemed to revoke a previously delivered proxy unless you clearly indicate at the meeting that you intend to revoke your proxy and vote in person.

If your shares are held in “street name,” you should contact your broker for instructions on changing your vote.

How are votes counted?

•

Notice Item 1 - Proposal fixing the number of members of our Board of Directors at seven: Approval of this proposal requires the favorable vote of a majority of the votes cast on the matter.  Abstentions will have no effect on the outcome of voting on this matter.

•

Notice Item 2 - Election of directors: The seven nominees who receive the highest number of “For” votes will be elected.  If you do not vote for a particular nominee, or you withhold authority for one or all nominees, your vote will have no effect on the outcome of the election.  Broker non-votes will also have no effect on the outcome of the election.

•

Notice Item 3 – Amendment of Restated Articles of Organization: Approval of this proposal requires the favorable vote of a majority of the shares of our common stock outstanding and entitled to vote as of the record date.  Abstentions will have the same effect on the outcome of voting on this matter as votes against the proposal.

•

Notice Item 4 - Advisory (non-binding) vote on executive compensation, or “say-on-pay”: Because this proposal calls for a non-binding advisory vote, there is no “required vote” that would constitute approval.  However, our Board of Directors and the Compensation Committee will take into account the result of the vote when determining future executive compensation arrangements.  Abstentions and broker non-votes will have no effect on the outcome of voting on this matter.

Where Can I Find the Voting Results of the Annual Meeting?

The preliminary voting results will be announced at the annual meeting, and we will publish preliminary, or final results if available, in a Current Report on Form 8-K within four business days of the annual meeting. If final results are unavailable at the time we file the Form 8-K, then we will file an amended report on Form 8-K to disclose the final voting results within four business days after the final voting results are known.

How is ImmunoGen soliciting proxies?

We bear the cost of preparing, assembling, and mailing the proxy material relating to the solicitation of proxies by the Board of Directors for the meeting, as well as the cost of making such materials available on the Internet.  In addition to the use of the mails and the Internet, certain of our officers and regular employees may, without additional compensation, solicit proxies in person, by telephone or other means of communication.  We will also request brokerage houses, custodians, nominees, and fiduciaries to forward copies of the proxy material to those persons for whom they hold shares, and will reimburse those record holders for their reasonable expenses in transmitting this material.  In addition, we have engaged The Proxy Advisory Group, LLC to assist in the solicitation of proxies and provide related advice and informational support for a services fee and reimbursement of customary disbursements that are not expected to exceed $15,000, in the aggregate.

What Happens if a Change to the Annual Meeting is Necessary Due to COVID-19?

We are sensitive to public health and travel risks and concerns related to COVID-19 and may announce alternative arrangements for the annual meeting, including holding the annual meeting solely by means of remote communication. If we take this step, we will announce the changes in advance by press release, posted on our website (www.immunogen.com) and filed with the SEC as additional proxy materials and as otherwise required by applicable state law.  A meeting held solely by remote means will have no impact on shareholders’ ability to provide their proxy by using the internet or telephone or by completing, signing, dating, and mailing their proxy card as discussed above. As always, we encourage you to vote your shares prior to the annual meeting.

VOTING SECURITIES

The following tables set forth certain information with respect to the beneficial ownership of our common stock as of April 13, 2020 for (a) each shareholder known by us to own beneficially more than 5% of our common stock and (b) the executive officers, each of our directors  and director nominees, and all of our directors and executive officers as a group.

Beneficial ownership is determined in accordance with the rules of the SEC and includes voting or investment power with respect to the securities.  We deem shares of common stock that may be acquired by an individual or group within 60 days of April 13, 2020 pursuant to the exercise of options, warrants, or the vesting of stock units to be outstanding for the purpose of computing the percentage ownership of such individual or group, but those shares are not deemed to be outstanding for the purpose of computing the percentage ownership of any other person shown in the tables.  Except as indicated in footnotes to the tables, we believe that the shareholders named in this table have sole voting and investment power with respect to all shares of common stock shown to be beneficially owned by them based on information provided to us by these shareholder.  Percentage of ownership is based on 174,398,735 shares of our common stock outstanding as of April 13, 2020.

Who owns more than 5% of our stock?

To our knowledge, as of April 13, 2020, there were six shareholders who owned beneficially more than 5% of our common stock.  The table below contains information regarding the beneficial ownership of these entities.

Name of Beneficial Owner	Number of Shares Beneficially Owned	Percent of Class
Wellington Management Group LLP (1)	18,102,224	10.4%
Wellington Group Holdings LLP
Wellington Investment Advisors Holdings LLP
Wellington Management Company LLP
Redmile Group, LLC (2)	14,639,960	8.4%
Jeremy C. Green
The Vanguard Group (3)	14,225,670	8.2%
BlackRock, Inc. (4)	12,181,989	7.0%
Renaissance Technologies LLC (5)	10,707,139	6.1%
Renaissance Technologies Holdings Corp.
ClearBridge Investments, LLC (6)	9,050,869	5.2%

1)

Based on a Schedule 13G filed with the SEC on February 10, 2020 reporting beneficial ownership as of January 31, 2020.  The Schedule 13G filing reported that the reporting entities had shared voting power with respect to 17,465,624 shares and shared investment power with respect to all of the shares reported, except that Wellington Management Company LLC had shared voting power with respect to 17,262,324 shares and shared investment power with respect to 17,539,024 shares. The reporting entities’ address is 280 Congress Street, Boston, Massachusetts 02210.

2)

Based on a Schedule 13G/A filed with the SEC on February 14, 2020 reporting beneficial ownership as of December 31, 2019. The Schedule 13G/A filing reported that Redmile Group, LLC, and Jeremy C. Green, through his control of Redmile Group, LLC, each had shared voting and investment power with respect to all of the shares reported.  The reporting entities’ address is One Letterman Drive, Building D, Suite D3‑300, The Presidio of San Francisco, San Francisco, California 94129.

3)

Based on a Schedule 13G/A filed with the SEC on February 12, 2020 reporting beneficial ownership as of December 31, 2019. The Schedule 13G/A filing reported that the reporting entity had sole voting power with respect to 232,452 shares, shared voting power with respect to 11,212 shares, sole investment power with respect to

14,000,749 shares, and shared investment power with respect to 224,921 shares. The reporting entity’s address is 100 Vanguard Boulevard, Malvern, Pennsylvania 19355.
4)

Based on a Schedule 13G/A filed with the SEC on February 5, 2020 reporting beneficial ownership as of December 31, 2019. The Schedule 13G/A filing reported that the reporting entity had sole voting power with respect to 11,908,678 shares and sole investment power with respect to all of the shares reported. The reporting entity’s address is 55 East 52nd Street, New York, New York 10022.

5)

Based on a Schedule 13G filed with the SEC on February 12, 2020 reporting beneficial ownership as of December 31, 2019. The Schedule 13G filing reported that the reporting entities had sole voting power with respect to 10,559,739 share, sole investment power with respect to 10,634,387 shares, and shared investment power with respect to 72,752 shares.  The reporting entities’ address is 800 Third Avenue, New York, New York 10022.

6)

Based on a Schedule 13G/A filed with the SEC on February 14, 2020 reporting beneficial ownership as of December 31, 2019. The Schedule 13G/A filing reported that the reporting entity had sole voting power with respect to 8,696,861 shares and sole investment power with respect to all the shares reported.  The reporting entity’s address is 620 Eighth Avenue, New York, New York 10018.

How many shares do ImmunoGen’s directors and executive officers own?

The following information is furnished as of April 13, 2020, with respect to common stock beneficially owned by: (1) our directors (including our chief executive officer); (2) our executive officers; and (3) all directors and executive officers as a group. Unless otherwise indicated, the individuals named below held sole voting and investment power over the shares listed.

Name and Address of Beneficial Owner*	Number of Shares Beneficially Owned (1)	Percent of Class (1)
Stuart A. Arbuckle (2)	67,335	**
Mark J. Enyedy (3)	1,728,777	**
Mark Goldberg, MD (4)	225,743	**
Stephen C. McCluski (5)	154,179	**
Dean J. Mitchell (6)	165,042	**
Kristine Peterson (7)	116,665	**
Richard J. Wallace (8)	151,047	**
Anna Berkenblit (9)	563,231	**
Thomas Ryll (10)	455,658	**
All directors and executive officers as a group (10 persons) (11)	4,227,760	2.38%

*Unless otherwise indicated, the address is c/o ImmunoGen, Inc., 830 Winter Street, Waltham, Massachusetts 02451.

**Less than 1.0%.

1)

The number and percent of the shares of common stock with respect to each beneficial owner are calculated by assuming that all shares which may be acquired by such person within 60 days of April 13, 2020 are outstanding.

2)

Includes (a) 53,335 shares which may be acquired by Mr. Arbuckle within 60 days of April 13, 2020 through the exercise of stock options, and (b) 14,000 shares that Mr. Arbuckle would receive upon redemption of deferred stock units within 60 days of April 13, 2020.

3)

Includes (a) 415,026 shares owned by Mr. Enyedy individually, (b) 1,295,001 shares which may be acquired by Mr. Enyedy within 60 days of April 13, 2020 through the exercise of stock options, and (c) 18,750 time-based restricted shares (as to which Mr. Enyedy has sole voting power, but no investment power).

4)

Includes (a) 53,800 shares owned jointly by Dr. Goldberg and his spouse, (b) 89,510 shares which may be acquired by Dr. Goldberg within 60 days of April 13, 2020 through the exercise of stock options, and (c) 82,433 shares that Dr. Goldberg would receive upon redemption of deferred stock units within 60 days of April 13, 2020.

5)

Includes (a) 95,721 shares which may be acquired by Mr. McCluski within 60 days of April 13, 2020 through the exercise of stock options, and (b) 58,458 shares that Mr. McCluski would receive upon redemption of deferred stock units within 60 days of April 13, 2020.

6)

Includes (a) 10,000 shares owned by Mr. Mitchell individually, (b) 88,711 shares which may be acquired by Mr. Mitchell within 60 days of April 13, 2020 through the exercise of stock options, and (c) 66,331 shares that Mr. Mitchell would receive upon redemption of deferred stock units within 60 days of April 13, 2020.

7)

Includes (a) 88,711 shares which may be acquired by Ms. Peterson within 60 days of April 13, 2020 through the exercise of stock options, and (b) 27,954 shares that Ms. Peterson would receive upon redemption of deferred stock units within 60 days of April 13, 2020.

8)

Includes (a) 95,721 shares which may be acquired by Mr. Wallace within 60 days of April 13, 2020 through the exercise of stock options, and (b) 55,326 shares that Mr. Wallace may receive upon redemption of deferred stock units within 60 days of April 13, 2020.

9)	Includes (a) 98,089 shares held by Dr. Berkenblit individually, and (b) 465,142 shares which may be acquired by Dr. Berkenblit within 60 days of April 13, 2020 through the exercise of stock options.
10)

Includes (a) 322,634 shares which may be acquired by Dr.  Ryll within 60 days of April 13, 2020 through the exercise of stock options, (b) 57,400 performance-based restricted shares (as to which Dr. Ryll has sole voting power, but no investment power).

11)

See footnotes (2) – (10).  Also includes (a) 70,498 shares owned by our non-named executive officers in the aggregate, and (b) 529,585 shares which may be acquired by our non-named executive officers in the aggregate within 60 days of April 13, 2020 through the exercise of stock options.

ELECTION OF DIRECTORS

(Notice Item 1 and Item 2)

Who sits on the Board of Directors?

Our by-laws provide that, at each annual meeting of shareholders, our shareholders will fix the number of directors to be elected to our Board of Directors.  At our 2019 annual meeting of shareholders, the shareholders voted to fix the number of directors at seven and our Board of Directors currently consists of seven members.  The shareholders may increase or decrease the number of directors constituting the full Board of Directors, provided that such number may not be less than three.

We are proposing that shareholders fix the number of directors to be elected at the meeting at seven.  We are nominating the seven current directors listed below for re-election.  Persons elected as directors at the meeting will serve in office until the next annual meeting of shareholders and until their successors have been elected and qualified or until they die, resign, or are removed.

Recommendation

The Board recommends a vote “FOR” the proposal fixing the number of directors at seven, and “FOR” the election of the seven nominees listed below.

Information About the Director Nominees

The persons named as proxies will vote, unless authority is withheld, for the election of the nominees named below.  We have no reason to believe that any of the nominees will be unavailable for election.  However, if any one of them becomes unavailable, the persons named as proxies have discretionary authority to vote for a substitute chosen by the Board.  Any vacancies not filled at the meeting may be filled by the Board.

The names of our director nominees and certain other information about them are set forth below.

Name	Age	Year First Elected a Director	Position
Mark J. Enyedy	56	2016	President and Chief Executive Officer; Director
Stephen C. McCluski (1)	67	2007	Chair of the Board; Chair of the Audit Committee
Stuart A. Arbuckle (2)	54	2018	Director
Mark Goldberg, MD (2) (3)	65	2011	Director
Dean J. Mitchell (2)	64	2012	Chair of the Compensation Committee
Kristine Peterson (1) (3)	60	2012	Chair of the Governance and Nominating Committee
Richard J. Wallace (1) (3)	68	2007	Director

1)	Member of the Audit Committee.
2)	Member of the Compensation Committee.
3)	Member of the Governance and Nominating Committee.

Mark J. Enyedy has served as our President and Chief Executive Officer since 2016.  Prior to joining ImmunoGen, he served in various executive capacities at Shire PLC, a pharmaceutical company, from 2013 to 2016, including as Executive Vice President and Head of Corporate Development from 2014 to 2016, where he led Shire’s strategy, M&A and corporate planning functions and provided commercial oversight of Shire’s pre-Phase 3 portfolio.  Prior to joining Shire, he served as Chief Executive Officer and a director of Proteostasis Therapeutics, Inc., a biopharmaceutical company, from 2011 to 2013.  Prior to joining Proteostasis, he served for 15 years at Genzyme Corporation, a biopharmaceutical company, most recently as President of the Transplant, Oncology, and Multiple Sclerosis divisions. Mr. Enyedy holds a JD from Harvard Law School and practiced law prior to joining Genzyme. Mr. Enyedy is also a director of Akebia Therapeutics,  LogicBio Therapeutics, Inc., and The American Cancer Society of Eastern New England. Within the past five years, he also served as a director of Fate Therapeutics, Inc. and Keryx Biopharmaceuticals, Inc.

We believe that Mr. Enyedy should serve on our Board in recognition of his leadership role as our President and Chief Executive Officer.  As a result of his position, Mr. Enyedy has a thorough understanding of all aspects of our business and operations.

Stephen C. McCluski has served as the Chair of our Board of Directors since 2009. Mr. McCluski served as Senior Vice President and Chief Financial Officer of Bausch & Lomb Incorporated, a manufacturer of health care products for the eye, from 1995 to his retirement in 2007. Mr. McCluski is also a director of Monro, Inc.

We believe Mr. McCluski’s qualifications to serve on our Board include his global management experience and knowledge of financial and accounting matters and mergers and acquisitions.  As a result of these experiences, Mr. McCluski has a wide-ranging understanding of business organizations generally and healthcare businesses in particular. Mr. McCluski also has significant corporate governance experience through his service on other company boards.

Stuart A. Arbuckle has served as Executive Vice President and Chief Commercial Officer of Vertex Pharmaceuticals Incorporated, a pharmaceutical company, since 2012.  Prior to that he spent eight years at Amgen Inc., a pharmaceutical company, in multiple commercial leadership roles, including Vice President and General Manager for Amgen’s oncology business unit, where he was responsible for sales and marketing efforts for Aranesp®,  Neulasta® and NEUPOGEN®, and led the successful launches of XGEVA® and Nplate®.  He also served as Vice President and Regional General Manager and led efforts to expand Amgen’s presence in Japan and emerging markets in Asia, the Middle East and Africa.  Prior to joining Amgen, he spent more than 15 years at GlaxoSmithKline plc, a pharmaceutical company, and its predecessors, where he held positions of increasing responsibility in sales and marketing. Mr. Arbuckle is also a director of Rhythm Pharmaceuticals, Inc. Within the past five years,  Mr. Arbuckle also served as a director of Cerulean Pharma Inc. prior to its merger with Daré Bioscience, Inc.

We believe Mr. Arbuckle’s qualifications to serve on our Board include his extensive commercial experience in oncology, as well as in the pharmaceutical industry generally.

Mark Goldberg, MD, served in various capacities of increasing responsibility at Synageva BioPharma Corp., a biopharmaceutical company, from 2011 to 2014, including as Executive Vice President, Medical and Regulatory Strategy from January to October 2014.  From October 2014 through the acquisition of Synageva by Alexion Pharmaceuticals, Inc. in 2015, Dr. Goldberg, while no longer an officer, remained employed by Synageva contributing to medical and regulatory strategy.  Prior to joining Synageva he served in various management capacities of increasing responsibility at Genzyme Corporation, a biopharmaceutical company, from 1996 to 2011, most recently as Senior Vice President, Clinical Research and Global Therapeutic Head, Oncology, Genetic Health, and as Chair of Genzyme’s Early Product Review Board.  Prior to joining Genzyme, he was a full-time staff physician at Brigham and Women’s Hospital and the Dana-Farber Cancer Institute, where he still holds appointments. Dr. Goldberg is an Associate Professor of Medicine at Harvard Medical School and since 2015 has served as acting chief medical officer of CANbridge Life Sciences Ltd., a privately held biopharmaceutical company. Dr. Goldberg holds a Doctor of Medicine degree from Harvard Medical School. Dr. Goldberg is also a director of Blueprint Medicines Corporation, GlycoMimetics, Inc. and Idera Pharmaceuticals, Inc.  Within the past five years, he also served as a director of aTyr Pharma, Inc. and Audentes Therapeutics, Inc.

We believe that Dr. Goldberg’s qualifications to serve on our Board include his comprehensive experiences in clinical research and medical affairs, as well as early stage research, at his former employers, which give him a wide-ranging understanding of the drug development process for biopharmaceutical products from the research stage through clinical development.

Dean J. Mitchell has served as Executive Chair of the Board of Covis Pharma Holdings, a specialty pharmaceutical company, since 2013, and as Chair of PaxVax Corporation, a specialty vaccine company, from 2016 to 2018. Prior to that, he served as President and Chief Executive Officer of Lux Biosciences, Inc., a biotechnology company focusing on the treatment of ophthalmic diseases, from 2010 to 2013.  Prior to that, he served as President and Chief Executive Officer of Alpharma, Inc., a publicly traded human and animal pharmaceutical company, from 2006 until its acquisition by King Pharmaceuticals, Inc. in 2008.  Prior to that he served as President and Chief Executive Officer of Guilford Pharmaceuticals, Inc., a publicly traded specialty pharmaceutical company from 2004 until its acquisition by MGI PHARMA, INC. in 2005.  Prior to that he served in various senior executive capacities in the worldwide medicines group of Bristol-Myers Squibb Company, a pharmaceutical company, from 2001 to 2004.  Prior to that, he spent 14 years at GlaxoSmithKline plc, a pharmaceutical company, in assignments of increasing responsibility spanning sales, marketing, general management, commercial strategy and clinical development and product strategy. Mr. Mitchell is also a director of Intrexon, Inc. and Theravance BioPharma, Inc.

We believe that Mr. Mitchell’s qualifications to serve on our Board include his management experience in the pharmaceutical and biotherapeutics industries, in particular as it relates to later-stage drug development and commercialization, and his experience as a CEO and board member of multiple biotechnology companies.

Kristine Peterson has most recently served as Chief Executive Officer of Valeritas, Inc., a medical technology company focusing on innovative drug delivery systems, from 2009 to 2016.  Prior to that, she served as Company Group Chair of Johnson & Johnson’s biotech groups from 2006 to 2009, and as Executive Vice President for J&J’s global strategic marketing organization from 2004 to 2006.  Prior to that, she served as Senior Vice President, Commercial Operations for Biovail Corporation, a pharmaceutical company, and President of Biovail Pharmaceuticals from 2003 to 2004.  Prior to that she spent 20 years at Bristol-Myers Squibb Company, a pharmaceutical company, in assignments of increasing responsibility spanning marketing, sales and general management, including running a cardiovascular/metabolic business unit and a generics division. Ms. Peterson is also a director of Amarin Corporation plc, Enanta Pharmaceuticals, Inc.,  Paratek Pharmaceuticals, Inc. and EyePoint Pharmaceuticals, Inc. (formerly pSivida Corp.) and, within the past five years, she also served as a director of Valeritas, Inc.

We believe that Ms. Peterson’s qualifications to serve on our Board include her extensive executive management and sales and marketing experience in both large, multinational pharmaceutical and smaller biotechnology companies, in particular as it relates to later-stage development and commercialization, and her other public company board experience.

Richard J. Wallace served as a Senior Vice President for Research and Development at GlaxoSmithKline plc (GSK), a pharmaceutical company, from 2004 to his retirement in 2008.  Prior to that, he served in various executive capacities for GSK and its predecessor companies and their subsidiaries from 1992 to 2004. Mr. Wallace’s experience prior to joining GSK included eight years with Bristol-Myers Squibb Company, a pharmaceutical company, and seven years at Johnson & Johnson, a healthcare products and pharmaceutical company, in assignments spanning marketing, sales, manufacturing, and general management. Mr. Wallace is also a director of GNC Holdings, Inc.

We believe Mr. Wallace’s qualifications to serve on our Board include former experience in various capacities of increasing responsibility at several large pharmaceutical companies.  As a result of these experiences, Mr. Wallace has a wide-ranging understanding of drug development both in the U.S. and internationally. Mr. Wallace also has significant corporate governance experience through his service on other company boards.

CORPORATE GOVERNANCE

Independence

Our Board of Directors has determined that a majority of the members of the Board should consist of “independent directors,” determined in accordance with the applicable listing standards of the Nasdaq Stock Market as in effect from time to time.  Directors who are also ImmunoGen employees are not considered to be independent for this purpose.  For a non-employee director to be considered independent, he or she must not have any direct or indirect material relationship with ImmunoGen.  A material relationship is one which, in the opinion of the Board, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director.  In determining whether a material relationship exists, the Board considers the circumstances of any direct compensation received by a director or a member of a director’s immediate family from ImmunoGen; any professional relationship between a director or a member of a director’s immediate family and ImmunoGen’s independent registered public accounting firm; any participation by an ImmunoGen executive officer in the compensation decisions of other companies employing a director or a member of a director’s immediate family as an executive officer; and commercial relationships between ImmunoGen and other entities with which a director is affiliated (as an executive officer, partner, or controlling shareholder).  In addition, the Board has determined that directors who serve on the Audit Committee and the Compensation Committee must qualify as independent under applicable SEC rules and Nasdaq listing standards, which limit the types of compensation a member of the Audit Committee or Compensation Committee may receive directly or indirectly from ImmunoGen and require that Audit Committee members not be “affiliated persons” of ImmunoGen or its subsidiaries.

Consistent with these considerations, the Board has determined that all of the current members of the Board are independent directors, except Mr. Enyedy, who is also an ImmunoGen executive officer.

How are nominees for the Board selected?

Our Governance and Nominating Committee is responsible for identifying and recommending nominees for election to the Board.  The committee will consider nominees recommended by shareholders if the shareholder submits the nomination in compliance with applicable requirements.  The committee did not receive any shareholder nominations for election of directors at this year’s meeting.  All of the nominees for director standing for election at the meeting were most recently re-elected as directors at our 2019 annual meeting of shareholders.

Director Qualifications

When considering a potential candidate for membership on the Board, the Governance and Nominating Committee examines a candidate’s specific experience, knowledge, skills, expertise, integrity, ability to make independent analytical inquiries, understanding of our business environment, and willingness to devote adequate time and effort to Board responsibilities.  In addition to these qualifications, when considering potential candidates for the Board, the committee seeks to ensure that the Board is comprised of a majority of independent directors and that the committees of the Board are comprised entirely of independent directors.  The committee may also consider any other standards that it deems appropriate, including whether a potential candidate’s skill and experience would enhance the ability of a particular Board committee to fulfill its duties.

We do not have a formal diversity policy for selecting members of our Board.  However, we do believe it is important that our Board members collectively bring the experiences and skills appropriate to effectively carry out their responsibilities with respect to our business both as conducted today and as we plan to achieve our longer-term strategic objectives.  We therefore seek as members of our Board individuals with a variety of perspectives and the expertise and ability to provide advice and oversight in the areas of financial and accounting controls; biotechnology research and drug development; business strategy; clinical development and regulatory affairs; compensation practices; product commercialization, including pricing and reimbursement; and corporate governance.

Potential candidates may come to the attention of the Governance and Nominating Committee from current directors, executive officers, shareholders, or other persons.  The committee also, from time to time, engages firms that specialize in identifying director candidates.  Once a person has been identified by the Governance and Nominating Committee as a potential candidate, the committee may collect and review publicly available information regarding the person to assess whether the person should be considered further.  If the committee determines that the candidate warrants further consideration, and the person expresses a willingness to be considered and to serve on the Board, the committee requests information from the candidate, reviews the person’s accomplishments and qualifications, compares those accomplishments and qualifications to those of any other candidates that the committee might be considering, and conducts one or more interviews with the candidate.  In certain instances, members of the committee may contact one or more references provided by the candidate or may contact other members of the business community or other persons that may have greater first-hand knowledge of the candidate’s credentials and accomplishments.  The committee’s evaluation process does not vary based on whether a candidate is recommended by a shareholder, although the Board may take into consideration the number of shares held by the recommending shareholder and the length of time that such shares have been held.

Shareholder Nominations

Shareholders who wish to submit director candidates for consideration by our Governance and Nominating Committee should send such recommendations to our corporate secretary at ImmunoGen’s executive offices not fewer than 120 days prior to the first anniversary of the date on which ImmunoGen’s proxy statement for the prior year’s annual meeting of shareholders was released.  Such recommendations must include the following information: (1) the name and address of the shareholder submitting the recommendation, as they appear on our books, and of the beneficial owner on whose behalf the recommendation is being submitted; (2) the class and number of our shares that are owned beneficially and held of record by such shareholder and such beneficial owner; (3) if the recommending shareholder is not a shareholder of record, a statement from the record holder (usually a broker or bank) verifying the holdings of the shareholder (or alternatively, a current Schedule 13D or 13G, or a Form 3, 4 or 5 filed with the SEC), and a statement from the recommending shareholder of the length of time that the shares have been held (if the recommendation is submitted by a group of shareholders, the foregoing information must be submitted for each shareholder in the group); (4) a statement from the shareholder as to whether he or she has a good faith intention to continue to hold the reported shares through the date of our next annual meeting of shareholders; (5) as to each proposed director candidate, all information relating to such person or persons that is required to be disclosed in solicitations of proxies for election of directors pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended;  (6) a description of the qualifications and background of the proposed director candidate that addresses the minimum qualifications and other criteria for Board membership described above; (7) a description of all arrangements or understandings between the proposed director candidate and the shareholder submitting the recommendation; (8) a description of all relationships between the proposed director candidate and any of our competitors, customers, suppliers, or other persons with special interests regarding ImmunoGen; and (9) the consent of each proposed director candidate to be named in the proxy statement and to serve as a director if elected.  Shareholders must also submit any other information regarding the proposed director candidate that SEC rules require to be included in a proxy statement relating to the election of directors.

Can I communicate with ImmunoGen’s directors?

Yes.  Shareholders who wish to communicate with the Board or with a particular director may send a letter to ImmunoGen, Inc., 830 Winter Street, Waltham, MA 02451, attention: Legal Department.  The mailing envelope should contain a clear notation that the enclosed letter is a “Shareholder-Board Communication” or “Shareholder-Director Communication.”  All such letters should clearly state whether the intended recipients are all members of the Board, the Chair, or certain specified individual directors.  The legal department will make copies of all such letters and circulate them as appropriate to the appropriate director or directors. Items that are unrelated to the duties and responsibilities of our Board may be excluded, such as: junk mail and mass mailings; resumes and other forms of job inquiries; surveys; and solicitations or advertisements. In addition, any material that is unduly hostile, threatening, or illegal in nature may be excluded, in which case it will be made available to any outside director upon request.

What is the Board’s leadership structure?

We do not have a policy on whether the same person should serve as both the principal executive officer and Chair of the Board or, if the roles are separate, whether the Chair of the Board should be selected from the non-employee directors or should be an employee.  Our Board believes that it should have the flexibility to make these determinations in the way that it believes best provides appropriate leadership for ImmunoGen at a given time.

Our Board believes that its current leadership structure, with Mr. Enyedy serving as CEO and Mr. McCluski serving as Chair of the Board, is appropriate for ImmunoGen at this time.  We believe that this separation is appropriate since the CEO has overall responsibility for all aspects of our operations and implementation of our strategy, while the Chair of the Board has a greater focus on corporate governance, including leadership of the Board, and he facilitates communication between the CEO and the other members of the Board.

What is the Board’s role in risk oversight?

Our Board’s role is to oversee the executive management team to assure that the long-term interests of shareholders are being properly served, including understanding and assessing the principal risks associated with our businesses and operations and reviewing options for the mitigation or management of such risks.  The Board as a whole is responsible for such risk oversight, but administers certain of its risk oversight functions through the Audit Committee and the Compensation Committee.

The Audit Committee is responsible for the oversight of our accounting and financial reporting processes, including our systems of internal accounting control. In addition, the Audit Committee discusses guidelines and policies governing the process by which executive management and the relevant company departments assess and manage ImmunoGen’s exposure to risk, and discuss our major financial risk exposures and the steps management has taken to monitor and control such exposures.

The Compensation Committee evaluates our compensation policies and practices from the perspectives of whether they support organizational objectives and shareholder interests, and whether or not they create incentives for inappropriate risk-taking.

What committees has the Board established?

The Board of Directors has standing Audit, Compensation, and Governance and Nominating Committees.  Each of these committees acts under a written charter, copies of which can be found on ImmunoGen’s website at www.immunogen.com on the Investor Information page under “Corporate Governance.”

Audit Committee

The Audit Committee is comprised of Stephen C. McCluski, Kristine Peterson and Richard J. Wallace, with Mr. McCluski as Chair. All members of the Audit Committee qualify as independent under the definitions promulgated by the SEC and Nasdaq. The Audit Committee assists the Board in its oversight of:

•	Our accounting and financial reporting principles, policies, practices, and procedures;
•	The adequacy of our systems of internal accounting control;
•	The quality, integrity, and transparency of our financial statements;
•	Our compliance with all legal and regulatory requirements; and
•	The effectiveness and scope of our Code of Corporate Conduct and Senior Officer and Financial Personnel Code of Ethics.

The Audit Committee also reviews the qualifications, independence and performance of our independent registered public accounting firm and pre-approves all audit and non-audit services provided by such firm and its fees.  The Audit Committee is directly responsible for the appointment, compensation, retention and oversight of the work of our independent registered public accounting firm, which reports directly to the Audit Committee.  The Audit Committee also is responsible for reviewing and approving related person transactions in accordance with our written related person transaction policy.

Our Board has also determined that Mr. McCluski and Ms. Peterson each qualifies as an “audit committee financial expert” under SEC rules. Please also see the report of the Audit Committee set forth elsewhere in this proxy statement.

Compensation Committee

The Compensation Committee is comprised of Dean Mitchell, Mark Goldberg M.D. and Stuart A. Arbuckle, with Dean Mitchell as Chair. All members of the Compensation Committee qualify as independent under the definition promulgated by the SEC and Nasdaq. The Compensation Committee is responsible for:

•	Setting the compensation of our executive officers;
•

Overseeing the administration of our incentive compensation plans, including the annual bonus objectives and our equity-based compensation and incentive plans, discharging its responsibilities as provided for under such plans, and approving awards of incentive compensation under such plans;

•	Overseeing the administration of our share ownership guidelines for executive officers;
•	Approving, or where shareholder approval is required, making recommendations to the Board regarding any new incentive compensation plan or material change to an existing incentive compensation plan;
•

Reviewing and approving any employment agreements, consulting agreements, severance and/or change in control plans, agreements or other arrangements covering any of our current or former executive officers; and

•

Periodically reviewing and, as appropriate, approving any severance and/or change in control plans, agreements or other arrangements covering our employees or classes of employees other than current or former executive officers.

Additional information concerning the role of the Compensation Committee, and its processes and procedures, is set forth elsewhere in this proxy statement under “Compensation Discussion and Analysis – Process for Setting Executive Compensation.” Please also see the report of the Compensation Committee set forth elsewhere in this proxy statement.

Governance and Nominating Committee

The Governance and Nominating Committee is comprised of Kristine Peterson, Mark Goldberg M.D. and Richard J. Wallace, with Kristine Peterson as Chair. All members of the Governance and Nominating Committee qualify as independent under the definition promulgated by the SEC and Nasdaq. The Governance and Nominating Committee is responsible for:

•	Identifying and recommending to the Board individuals qualified to serve as directors;
•	Recommending to the Board directors to serve on committees of the Board;
•	Advising the Board with respect to matters of Board composition and procedures;
•	Reviewing our corporate governance guidelines and making recommendations of any changes to the Board;
•	Overseeing the process by which the Board and its committees assess their effectiveness;
•	Reviewing the compensation for non-employee directors and making recommendations of any changes to the Board; and
•	Overseeing the administration of our share ownership guidelines for outside directors.

The Governance and Nominating Committee is authorized to obtain advice and assistance from independent compensation consultants, outside legal counsel, and other advisors as it deems appropriate, at ImmunoGen’s expense.

How often did the Board and committees meet during 2019?

Our Board of Directors met or acted by unanimous written consent 14 times during 2019.  The Audit, Compensation, and Governance and Nominating Committees met or acted by unanimous written consent seven,  eleven, and three times, respectively, during 2019.  All of the directors attended at least 75% of the meetings of the Board of Directors and committees of the Board on which they served.

During 2019, the non-management directors and the independent directors each met four times in executive session without management present.

Does ImmunoGen have a policy regarding director attendance at annual meetings of the shareholders?

It is the Board’s policy that, absent any unusual circumstances, all director nominees standing for election will attend our annual meeting of shareholders.  All of our directors attended our 2019 annual meeting of shareholders.

Compensation Committee Interlocks and Insider Participation in Compensation Decisions

During 2019,  Mr. Mitchell, Ms. Peterson, and Dr. Goldberg served on the Compensation Committee.  No member of the committee is a present or former officer or employee of ImmunoGen or any of its subsidiaries or had any business relationship or affiliation with ImmunoGen or any of its subsidiaries (other than his or her service as a director) requiring disclosure in this proxy statement.

Does ImmunoGen have a Code of Corporate Conduct?

Yes.  We have adopted a Code of Corporate Conduct applicable to our officers, directors and employees.  The code is posted on our website at www.immunogen.com on the Investors & Media page under “Corporate Governance.”  We intend to satisfy our disclosure requirements regarding any amendment to, or waiver of, a provision of our Code of Corporate Conduct by disclosing such matters on our website.  Shareholders may request copies of our Code of Corporate Conduct  free of charge by writing to ImmunoGen, Inc., 830 Winter Street, Waltham, MA 02451, attention: Legal Department.

Does ImmunoGen have a written policy governing related person transactions?

Yes.  We have adopted a written policy that provides for the review and approval by the Audit Committee of transactions involving ImmunoGen in which a related person is known to have a direct or indirect interest and that are required to be reported under Item 404(a) of Regulation S-K promulgated by the SEC.  For purposes of this policy, a related person includes:  (1) any of our directors, director nominees or executive officers; (2) any known beneficial owner of more than 5% of any class of our voting securities; or (3) any immediate family member of any of the foregoing.  In situations where it is impractical to wait until the next regularly scheduled meeting of the Audit Committee or to convene a special meeting of the Audit Committee, the Chair of the Audit Committee has been delegated authority to review and approve related person transactions.  Transactions subject to this policy may be pursued only if the Audit Committee (or the Chair of the Audit Committee acting pursuant to delegated authority) determines in good faith that, based on all the facts and circumstances available, the transactions are in, or are not inconsistent with, the best interests of ImmunoGen and its shareholders.

Does ImmunoGen have a written policy prohibiting certain transactions in its shares, such as hedging transactions?

Yes.  Such policy is described elsewhere in this proxy statement under “Compensation Discussion and Analysis – Additional Compensation Policies and Practices”.

Does ImmunoGen have a clawback policy related to executive compensation?

Yes.  Such policy is described elsewhere in this proxy statement under “Compensation Discussion and Analysis – Additional Compensation Policies and Practices”.

DIRECTOR COMPENSATION

How are the directors compensated?

Directors who are also ImmunoGen employees receive no additional compensation for serving on the Board of Directors.  Our Compensation Policy for Non-Employee Directors consists of three elements: cash compensation, deferred stock units, and stock options.

Cash Compensation

Each non-employee director receives an annual meeting fee of $40,000.  In addition, the Chair of the Board (or if the Chair is not a non-employee director, the lead independent director) receives an additional annual fee of $30,000, the Chair of the Audit Committee receives an additional annual fee of $20,000, and the Chair of each of the Compensation Committee and the Governance and Nominating Committee receive an additional annual fee of $14,000.  Other members of the Audit Committee receive an additional annual fee of $10,000, and other members of each of the Compensation Committee and the Governance and Nominating Committee receive an additional annual fee of $7,000.  All of these annual fees are paid in quarterly installments in, at each director’s election, either cash or deferred stock units.  Directors are also reimbursed for their reasonable expenses incurred in connection with attendance at Board and committee meetings.

Deferred Stock Units

Non-employee directors receive deferred stock units as follows:

•

New non-employee directors are initially awarded 8,000 deferred stock units, or DSUs, with each unit relating to one share of our common stock.  These awards vest quarterly over three years from the date of grant, contingent upon the individual remaining a director of ImmunoGen as of each vesting date.

•

Non-employee directors are annually awarded 4,000 DSUs.  These awards vest quarterly over approximately one year from the date of grant (generally the date of the annual meeting of shareholders), contingent upon the individual remaining a director of ImmunoGen as of each vesting date.  If a non-employee director is first elected to the Board other than at an annual meeting of shareholders, the number of DSUs subject to such non-employee director’s first annual DSU award is pro-rated, based on the number of days between his or her date of election and the date of grant of his or her first annual DSU award.  If a non-employee director is first elected to the Board at an annual meeting of shareholders, he or she is ineligible to receive his or her first annual DSU award until the following year.

Vested deferred stock units are redeemed on the date a director ceases to be a member of the Board, at which time such director’s deferred stock units will generally be settled in shares of our common stock issued under our 2018 Plan (or its predecessor 2016 or 2006 Employee, Director and Consultant Equity Incentive Plan, depending on the grant date of the deferred stock units) at a rate of one share for each vested deferred stock unit then held.  Any deferred stock units that remain unvested at that time will be forfeited.  All unvested deferred stock units will automatically vest immediately prior to the occurrence of a change of control, as defined in the 2018 Plan (or the substantially identical definition in the predecessor Plans, as applicable).  We believe that the requirement that non-employee directors hold their deferred stock units for the duration of their tenure on our Board mitigates excessive risk-taking and directly aligns a substantial portion of director compensation with the creation of long-term shareholder value.

Stock Options

Non-employee directors also receive stock option awards as follows:

•

If a non-employee director is first elected to the Board other than at an annual meeting of shareholders, such non-employee director receives a stock option award covering 18,000 shares of our common stock, which vests quarterly over three years from the date of grant.  These awards have an exercise price equal to the fair market value of our common stock on the date of grant, and will expire on the tenth anniversary of the date of grant, contingent upon the individual remaining a director of ImmunoGen during such period.

•

Non-employee directors receive an annual stock option award covering 18,000 shares of our common stock.  These awards have an exercise price equal to the fair market value of our common stock on the date of grant (generally the date of the annual meeting of shareholders), vest quarterly over approximately one year from the date of grant, and expire on the tenth anniversary of the date of grant, contingent upon the individual remaining a director of ImmunoGen during such period.  If a non-employee director is first elected to the Board other than at an annual meeting of shareholders, the number of shares covered by such non-employee director’s first annual stock award is pro-rated, based on the number of days between his or her date of election and the date of grant of his or her first annual stock option award.  If a non-employee director is first elected to the Board at an annual meeting of shareholders, he or she is ineligible to receive his or her first annual stock option award until the following year.

All unvested stock option awards granted to non-employee directors will automatically vest immediately as of the date of a change of control, as defined in the 2018 Plan (or, with respect to stock options granted on or before June 20, 2018, the substantially identical definition in the predecessor Plans).

The Governance and Nominating Committee will periodically review the size of the foregoing deferred stock unit and stock option awards to ensure that, in light of changes in the market price of our common stock, these awards are generally aligned with equity awards granted to the outside directors of comparable companies.

How were the directors compensated for 2019?

The compensation paid to non-employee members of our Board of Directors with respect to 2019 was as follows:

Director Compensation for Calendar Year 2019
Name	Fees Earned or Paid in Cash (1)	Stock Awards ($) (2)(4)	Option Awards ($) (3)(4)	Total
Stuart Arbuckle	$47,000	$8,400	$26,366	$81,766
Mark Goldberg	54,000	8,400	26,366	88,766
Stephen C. McCluski	90,000	8,400	26,366	124,766
Dean J. Mitchell	54,000	8,400	26,366	88,766
Kristine Peterson	64,000	8,400	26,366	98,766
Richard J. Wallace	57,000	8,400	26,366	91,766

(1)

This column represents the annual fees described above, and includes any amounts which a director has elected to be paid in deferred stock units in lieu of cash.  For calendar year 2019, all of the outside directors elected to be paid their annual fees in cash, except that Dr. Goldberg and Mr. Mitchell both elected to be paid $54,000 of their annual fees in deferred stock units.

(2)

The amounts shown in this column represent the aggregate grant date fair value of the deferred stock units credited to non-employee directors during 2019, which have been calculated in each case by multiplying the number of units by the closing price of our common stock on the Nasdaq Global Select Market on the date(s) as of which such units were credited to the non-employee director.  This column does not include the deferred stock units described in the preceding footnote.

(3)

The amounts shown in this column represent the aggregate grant date fair value of the stock option awards granted to non-employee directors during 2019, which has been calculated in accordance with FASB ASC Topic 718 using the Black-Scholes option pricing model, based on the following assumptions for the annual grant on June 20, 2019: expected life of option equal to 6.0 years; expected risk-free interest rate of 1.79%, which is equal to the U.S. Treasury yield in effect at the time of grant for instruments with a similar expected life; expected stock volatility of 81.29%; and expected dividend yield of 0%.

(4)

The following table provides details regarding the aggregate number of each non-employee director’s vested and unvested deferred stock units and shares subject to outstanding options as of December 31, 2019:

	Deferred Stock Units	Shares Subject to
	Outstanding at	Outstanding Options at
Name	Calendar Year-End (#)	Calendar Year-End (#) (a)
Stuart Arbuckle	16,000	55,967
Mark Goldberg	78,475	89,510
Stephen C. McCluski	58,458	95,721
Dean J. Mitchell	62,373	88,711
Kristine Peterson	27,954	88,711
Richard J. Wallace	55,326	95,721

(a)	Includes only options granted to members of the Board in their capacity as non-employee directors.

Are the outside directors subject to share ownership guidelines?

Yes.  Our Board of Directors has adopted, effective as of July 1, 2014, share ownership guidelines affecting our outside directors.  The guidelines provide that outside directors are expected to own shares of our common stock having an aggregate value equal to at least three times the annual meeting fee (whether such fee is paid in cash or, at the director’s option, in deferred stock units), excluding Lead Director/Chair of the Board and committee-related fees.  The current outside directors (other than Mr. Arbuckle) had five years from the date of the 2014 annual meeting of shareholders to achieve the ownership requirement, and new outside directors (including Mr. Arbuckle) will have a similar five-year period following their election.  The outside directors may satisfy the guidelines with shares owned directly or indirectly in a trust or by a spouse and/or minor children, vested deferred stock units, and vested stock options.  In the case of deferred stock units or stock options, the aggregate exercise price or other cash consideration, if any, required to be paid for such shares is deducted in determining the aggregate value of the shares represented by such awards.

The first measurement date for all of the outside directors, with the exception of Mr. Arbuckle, was on November 11, 2019, at which time the reference price for valuing our common stock under our guidelines was $3.04 per share.  As of the first measurement date, all of our outside directors subject to the first measurement, except one, met the ownership requirements set forth in our guidelines.  The Governance and Nominating Committee reviewed the results of stock ownership by our outside directors as of the first measurement date and agreed that the deviation below the ownership guidelines as of the first measurement date was due to unexpected volatility in our common stock following the announcement of the results of our FORWARD I clinical trial.  Based on an increase in the reference valuation price of our common stock to $4.31 per share as of March 31, 2020, all of our outside directors subject to the first measurement met the ownership threshold in our guidelines as of March 31, 2020.  As a result, the Governance and Nominating Committee waived the share ownership shortfall as of November 11, 2019 and agreed to reevaluate this director’s ownership on November 11, 2020.

AMENDMENT TO OUR RESTATED ARTICLES OF ORGANIZATION
TO INCREASE THE NUMBER OF AUTHORIZED SHARES OF COMMON STOCK
FROM 200,000,000 TO 300,000,000
(Notice Item 3)

There will be presented at the meeting a proposal to approve an amendment to our Restated Articles of Organization, which amendment was approved by our Board of Directors on April 1, 2020 and is subject to shareholder approval.  The amendment increases the number of authorized shares of our common stock from 200,000,000 to 300,000,000.

The additional common stock to be authorized by approval of the amendment will have rights that are identical to our currently authorized common stock.  Approval of the proposed amendment will not affect the rights of the holders of currently outstanding shares of our common stock, except for the effects incidental to increasing the number of shares of common stock if and when the additional shares are issued.  If the amendment is approved, it will become effective upon the filing of Articles of Amendment of our Restated Articles of Organization with the Secretary of the Commonwealth of Massachusetts.

As of April 13, 2020, there were 174,398,735 shares of our common stock issued,  24,983,997 shares of common stock reserved for issuance under our equity compensation plans, and 601,719 shares of common stock reserved for issuance upon conversion of our 4.50% Convertible Senior Notes due 2021. Accordingly, as of that date, of the 200,000,000 shares of common stock currently authorized, there were fewer than 25,000 shares of common stock available for general corporate purposes.

Recommendation

The Board recommends that you vote “FOR” the proposal to amend our Restated Articles of Organization to increase the number of authorized shares of common stock from 200,000,000 to 300,000,000.

Purpose of the Proposed Amendment

Although as of the mailing date of this proxy statement the Board has no specific plans to issue shares of common stock in excess of the number currently authorized, the Board believes it continues to be in our best interest to have sufficient additional authorized but unissued shares of common stock available in order to provide flexibility for corporate action in the future. Our Board believes that the currently available unissued shares do not provide sufficient flexibility for corporate action in the future, without the delay and expense associated with repeated separate amendments to our Articles of Organization and convening a special meeting of shareholders.  The additional shares may be used for various purposes, including, without limitation, raising capital, expanding our business or research and development programs through the acquisition of other businesses or products, equity compensation, and stock splits and dividends.

Possible Effects of the Proposed Amendment

If the shareholders approve the proposed amendment, the Board may cause the issuance of the additional shares of our common stock without further shareholder approval, except as may be required by law, regulatory authorities, or the rules of the Nasdaq Stock Market or any other stock exchange on which our shares may be listed at the time of any proposed issuance.  Under our Restated Articles of Organization, shareholders do not have preemptive rights to subscribe for additional securities that may be issued by us, which means that current shareholders do not have a prior right to purchase any new issue of our securities in order to maintain their proportionate ownership of our common stock.  In addition, if the Board elects to issue additional shares of common stock, such issuance could have a dilutive effect on earnings per share, voting power and holdings of current shareholders.

In addition to the corporate purposes discussed above, the proposed amendment could, under certain circumstances, have an anti-takeover effect, although this is not the intent of the Board.  For example, it may be possible for the Board to delay or impede a takeover or transfer of control of ImmunoGen by causing such additional authorized shares to be issued to holders who might side with the Board in opposing a takeover bid that the Board determines is not in the best interests of ImmunoGen and our shareholders.  The amendment therefore may have the effect of discouraging unsolicited takeover attempts.  By potentially discouraging initiation of any such unsolicited takeover attempt, the proposed amendment may limit the opportunity for our shareholders to dispose of their shares at the higher price generally available in takeover attempts or that may be available under a merger proposal.  However, the Board is not aware of any attempt to take control of ImmunoGen and the Board has not presented this proposal with the intent that it be utilized as a type of anti-takeover defense.

EXECUTIVE OFFICERS

Who are ImmunoGen’s executive officers?

The following persons are our executive officers as of the date of this proxy statement:

Name	Position
Mark J. Enyedy (1)	President and Chief Executive Officer
Theresa G. Wingrove, PhD	Senior Vice President, Regulatory Affairs and Quality
Anna Berkenblit, MD (1)	Senior Vice President and Chief Medical Officer
Thomas Ryll, PhD (1)	Senior Vice President, Technical Operations

(1)

Mr. Enyedy, Dr. Berkenblit, Dr. Ryll, Dr. Richard J. Gregory, our former Executive Vice President and Chief Scientific Officer, and Mr. Craig Barrows, our former Executive Vice President, General Counsel and Secretary, are the “named executive officers,” or NEOs, for purpose of this proxy statement.

Where can I obtain more information about ImmunoGen’s executive officers?

Biographical information concerning our executive officers and their ages can be found in Item 3.1 entitled “Executive Officers” in our annual report on Form 10‑K for the year ended December 31, 2019, which information is incorporated by reference into this proxy statement.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

The following Compensation Discussion & Analysis (“CD&A”) describes the philosophy, objectives, and structure of our 2019 executive compensation program. This CD&A is intended to be read in conjunction with the tables following this section which provide further historical compensation information for our Chief Executive Officer (“CEO”) and other named executive officers (“NEOs”) as identified below.

Name	Position
Mark J. Enyedy	President and Chief Executive Officer
Anna Berkenblit, MD	Senior Vice President and Chief Medical Officer
Richard J. Gregory, PhD [1]	Former Executive Vice President and Chief Scientific Officer
Thomas Ryll	Senior Vice President, Technical Operations
Craig Barrows [2]	Former Executive Vice President, General Counsel and Secretary
1 Dr. Gregory’s employment with us ended on August 30, 2019. 2 Mr. Barrows’ employment with us ended on February 28, 2020.

I.	Executive Summary

2019 was a challenging year for our Company. Following the disappointing clinical results of FORWARD I, we moved decisively to restructure the business to reduce our costs, prioritize our portfolio to focus on our most promising programs, and work constructively with FDA to define an accelerated path to approval for mirvetuximab.  With the benefit of these steps, we have emerged with significant momentum in the business for 2020 and subsequent years.

Say on Pay Results and Shareholder Feedback

Our annual “say-on-pay” proposal for our 2018 compensation program failed to receive majority support at our 2019 annual shareholder meeting held in June 2019.  This was disappointing, as we and our Compensation Committee have always strived to structure a compensation program that appropriately attracts, retains, and motivates our executive team while aligning executive interests with those of shareholders.   In light of the 2019 advisory “say-on-pay” vote, our Compensation Committee concluded that a proactive engagement program should be undertaken to seek shareholder input on our executive incentive compensation program and determine remedial revisions to more closely align the program with shareholder perspectives and interests.

As a result, we actively engaged with our shareholders, reaching out to our largest institutional shareholders, who together hold over 60% of our outstanding shares, to solicit feedback. A combination of the Chair of the Compensation Committee, our former General Counsel (Craig Barrows), and our Chief Human Resources Officer participated in these discussions. We explained our compensation philosophy, and our institutional shareholders expressed their views of our executive compensation program.  Considerations discussed included:

What We Heard	Discussion
Pay and Performance Misalignment

●   In 2018, after analyzing market positioning and trends, we determined that our CEO did not have sufficient stock ownership as compared to his peers in the industry. To help rectify that issue, we granted him a large option grant in 2018.

●   Shareholders did not feel that the rationale provided was sufficient, particularly in a year when our share price declined.

Lack of Performance-based Equity Awards

●   Certain shareholders expressed the desire to see the expansion of performance-based equity awards into the long-term incentive mix for our executives.

●   Shareholders expressed interest in seeing future performance-based awards that are closely tied to our most important clinical research programs, which are milestone-based, over a minimum of a two-year performance period.

The Compensation Committee appreciated the feedback, which significantly influenced and informed the Compensation Committee’s decision making related to the current compensation program and modifications to the program on a “go-forward” basis. Specifically, the Compensation Committee made the following changes to the compensation program for our NEOs for 2020 in response to the 2019 advisory vote and to address the feedback from shareholders:

Reduced Equity Awards to our CEO

●   The Compensation Committee determined that it was appropriate to lower the number of options granted to our CEO, as well as our other NEOs, going forward.

●   Given our share price performance, lowering the number of awards also resulted in a dramatically lower grant date fair value of these awards ($7.6 million in 2018 compared to $2.7 million in 2019)

Improved CD&A Disclosure

●   After receiving feedback that the rationale for the larger option grants in 2018 was not fully understood by some shareholders, the Compensation Committee committed to improving the clarity and readability of the CD&A going forward.

Introducing Performance-based Stock Options in 2020

●   The Compensation Committee determined, based directly on shareholder input, that over 50% of the 2020 long-term incentive grant to our executive team would be delivered as performance-based stock options.

○   To this end, in February 2020, the Compensation Committee approved delivering 60% of 2020 long-term incentive value as performance-based stock options.

●   Shareholder input, which was confirmed with market trend analysis, influenced the structure of these awards, as the Compensation Committee implemented clinical and regulatory milestones as performance metrics.

●   Specific terms of these awards:

○  25% based on Acceptance of BLA of mirvetuximab by the FDA.

○  75% based on the Receipt of marketing approval for mirvetuximab from the FDA.

○  4-year performance period to achieve these goals.

How Our Pay Program Works

The Compensation Committee has structured our executive compensation program to ensure that our NEOs are compensated in a manner consistent with shareholder interests as well as with competitive and appropriate pay practices for our industry. The following are important features of the design and operation of our executive compensation program:

Components of Pay

The components of our executive compensation program consist primarily of elements that are available to all of our employees, including base salary, annual performance-based bonuses, equity awards, and broad-based benefits.

Base Salary

Base salaries provide the only fixed pay element and are set to be competitive to our peers while reflecting an executive officer’s responsibilities, demonstrated performance, and expected future contributions.

Short-Term Incentives

An annual cash incentive award pool is determined based on the achievement of certain corporate strategic goals, which can range from 0% to 150%. After the bonus pool is established, an individual performance multiplier is applied. This multiplier, which can range from 0% to 125%, is based on achievement against pre-established individual objectives, as evaluated by the CEO for the other NEOs (the CEO award is entirely tied to corporate objectives, which are approved by the Compensation Committee), and then multiplied by the corporate performance percentage to determine an individual’s earned bonus for the year.

Long-Term Incentives

Long-term equity awards provide a retention vehicle for our executives, while incentivizing executives to deliver long-term shareholder value. For 2019, long-term incentives were delivered as stock options with three-year ratable vesting.

For 2020, a majority of long-term incentives are performance-based options utilizing important clinical milestones as performance criteria.

Target Pay Mix

The Compensation Committee does not have any formal policies for allocating total compensation among the various components. Instead, the Compensation Committee uses its judgment, in consultation with Radford, part of the Rewards Solutions practice at Aon plc (Radford), the Compensation Committee’s independent executive compensation consultant, to establish a mix of current, short-term, and long-term incentive compensation, and cash and equity compensation for each NEO. As can be seen in the graphs below, a large percentage of executive pay is variable and “at-risk” (82% for the CEO, and 71% on average for other NEOs), meaning that value will only be received by the executive if corporate and stock price performance are strong. In this sense, we have established a pay-for-performance culture and pay program. The balance between these components may change from year to year based on corporate strategy and objectives, among other considerations.

For 2019, our NEOs had the following target pay mix:

Pay and Performance

As indicated above, the Compensation Committee has designed an executive compensation program that carefully balances our desire to attract, retain, and motivate the industry’s top talent, while focusing on creating long-term sustainable growth in shareholder value. We believe the foundation of this type of program is a pay-for-performance philosophy. As indicated below in the graphic of CEO pay over the past three years, the reported pay value – pay that is displayed in the Summary Compensation Table – is much different than the realizable pay that the CEO may actually receive. The value of the pay package as of the end of 2019 is displayed in the green bar. The vast difference in values is attributable to share price movement, a clear picture of our pay-for-performance philosophy in action, as well as an example of how management and shareholder interests are closely aligned.

Governance Practices

The Compensation Committee regularly reviews best practices in executive compensation and uses the following guidelines to design our compensation programs:

✓ ✓ ✓ ✓	✓ ✓
What We Do

√   Align compensation with shareholder interests

√   Pay-for-performance philosophy and culture

√   Majority of pay is performance-based and not guaranteed

√   Comprehensive clawback policy

√   "Double-trigger" change-in-control provisions

√ Rigorous stock ownership requirements for all executives √ Perform an annual risk assessment of our compensation program √ Retain a compensation consultant
What We Don’t Do
X No hedging of our stock X No pledging of our stock without General Counsel approval X No guaranteed bonuses	X No backdating or repricing of stock option awards X No supplemental executive retirement plans X No excessive perquisites X No excise tax gross-ups

II.	Our Executive Compensation Philosophy and Objectives

Our executive compensation philosophy is designed to enable us to attract, retain, and motivate key executives to achieve our long-term objective of creating significant shareholder value through our antibody-drug conjugate (“ADC”) technology and expertise.  In this regard, we set executive compensation with two principal goals: first, generally to align fixed compensation and target incentive compensation with the market median for our peer group; and second, to align a substantial portion of that compensation with the creation of long-term value for our shareholders.

Attracting and retaining key executives is particularly challenging in the biotechnology industry, where executives are required to remain focused and committed throughout years of product development, regulatory approvals, and, at times, financial instability. The market for executive talent in our industry is highly competitive, with many biotechnology companies that are at a similar stage of development and located in general proximity to our corporate office outside of Boston, Massachusetts.

III.	Process for Setting Executive Compensation

Role of the Compensation Committee

The Compensation Committee has responsibility for our executive compensation philosophy and the design of executive compensation programs, as well as for setting actual executive compensation. Information about the Compensation Committee, including its composition, responsibilities, and processes, can be found elsewhere in this proxy statement.

In addition to evaluating our executives’ contributions and performance in light of corporate objectives and individual performance, we also base our compensation decisions on market considerations. The Compensation Committee benchmarks our cash and equity incentive compensation against programs available to employees in comparable roles at peer companies. All forms of compensation are evaluated relative to the market median for our peer group. Individual compensation pay levels may vary from this reference point based on recent individual performance and other considerations, including breadth of experience, the anticipated out-of-pocket costs and level of difficulty in replacing an executive with someone of comparable experience and skill, and the initial compensation levels required to attract qualified new hires.

Role of Independent Compensation Consultant

The Compensation Committee retained the services of Radford as our independent executive compensation consultant due to its extensive analytical and compensation expertise in the biotechnology and pharmaceutical industry. In this capacity, Radford has advised the Compensation Committee on compensation matters related to the executive and director compensation programs. In 2019, Radford assisted the Compensation Committee with, among other things:

•	executive and director market pay analysis;
•	reviewing and suggesting changes to the compensation peer group;
•	developing and refining of executive and director pay programs; and
•	drafting this CD&A and other proxy statement disclosures.

The Compensation Committee has the sole authority to engage and terminate Radford’s services, as well as to approve their compensation. Radford makes recommendations to the Compensation Committee, but has no authority to make compensation decisions on our behalf or on behalf of the Compensation Committee. Radford reported to the Compensation Committee and had direct access to the Chair and the other members of the Compensation Committee. Beyond advice related to the executive and director compensation programs, Radford did not provide other services to us in 2019.

The Compensation Committee conducted a specific review of its relationship with Radford in the past year and determined that Radford’s work for the Compensation Committee did not raise any conflicts of interest. Radford’s work has conformed to the independence factors and guidance provided by the Dodd-Frank Act, the SEC, and the Nasdaq.

Role of Management

To aid the Compensation Committee in its responsibilities, the CEO presents to the Compensation Committee assessments of the performance and achievements for each of the NEOs (other than himself) for the prior year. The Compensation Committee gives considerable weight to the CEO’s performance evaluations of the other NEOs, since he has direct knowledge of the criticality of their work, performance, and contributions. Our CEO does not participate in the Compensation Committee’s deliberations or decisions regarding his own compensation.

The Compensation Committee has delegated to our CEO the authority to grant stock options and restricted stock awards under our 2018 Plan to individuals who are not subject to the reporting and other requirements of Section 16 of the Securities Exchange Act of 1934, including:

•	New hire awards. The CEO is authorized to grant stock options to newly-hired individuals within certain guidelines established by the Compensation Committee.
•

Equity recognition awards. The CEO is also authorized to grant stock options and restricted stock units to employees (other than new hires) for recognition and retention purposes. In any year, the aggregate number of shares subject to options and restricted stock units awarded by the CEO pursuant to this authorization may not exceed 100,000, with each share covered by a stock option counting as one share against such total, and each share subject to a restricted stock unit counting as two shares against such total. With respect to these CEO-granted awards, no individual may receive in any year a combination of stock options and restricted shares such that the sum of shares covered by stock options and two times the number of shares covered by restricted stock units exceeds 20,000.

Use of Market Data and Peer Group Analysis

When considering executive compensation decisions, the Compensation Committee believes it is important to be informed as to current compensation practices of comparable publicly held companies in the life sciences industry, especially to understand the demand and competitiveness for attracting and retaining an individual with each executive’s specific expertise and experience.

As in prior years, the Compensation Committee considered numerous factors when setting executive pay levels for 2019. Referencing peer group compensation levels as part of this process is helpful in determining market-competitive compensation for our executives; however, the Compensation Committee has determined to not directly tie any pay elements to specific benchmarks within the peer group. Instead, the Compensation Committee considers these peer data as a market-check analysis, which is considered in conjunction with assessments of numerous other factors, including: employee knowledge, skill, and experience; individual performance and contribution; scope of current and expected future responsibilities; and any retention concerns.

2019 Peer Group

Market pay practices are one of many factors we consider when setting executive pay levels and designing compensation programs. The Compensation Committee uses our compensation peer group as one data point when setting executive pay packages. Although useful as a reference, the Compensation Committee does not target any particular percentile or range within this peer group as a specific objective. Instead, compensation decisions are based on many factors, including, but not limited to, individual and corporate performance, market data, internal equity, experience, strategic needs, and responsibilities.

In August 2018, based on the recommendations and assistance of Radford, the Compensation Committee reviewed the members of our then-current peer group to determine if each continued to be an appropriate company to reference while making 2019 executive compensation decisions. With the assistance of Radford, the Compensation Committee considered several factors in determining the peers, including:

•	Sector: U.S.-based public, biopharmaceutical companies
•	Stage of development: Late-stage, pre-commercial companies or early-stage commercial companies to reflect our talent market
•	Market capitalization: Generally, between 1/3x and 3x of our then-current market capitalization (~$1.6 billion at time of peer group development)
•	Revenue: Revenues of generally under $200 million to reflect companies of similar scale to us
•	Number of employees: headcount between 100 and 900 employees

Using the aforementioned criteria, the Compensation Committee and Radford determined that the 2019 peer group would consist of the following 21 companies:

Acceleron Pharma	Cytokinetics	Puma Biotechnology *
Acorda Therapeutics	Dynavax Technologies	Retrophin *
Amicus Therapeutics *	Enanta Pharmaceuticals	Rigel Pharmaceuticals
Arena Pharmaceuticals	Epizyme	Sangamo Therapeutics
Array BioPharm	Immunomedics *	Spectrum Pharmaceuticals
Atara BioPharma *	MacroGenics	Theravance Biopharma
Clovis Oncology *	Momenta Pharmaceuticals	Xencor *

* New for 2019

Compensation Risk Oversight

Our executive compensation program aims to avoid any incentives for executives to take imprudent risks that might harm us or our shareholders. Our Compensation Committee has reviewed the compensation program with regards to compensation-related risk and concluded that our compensation policies and practices are not reasonably likely to have a material adverse effect on us.

IV.	Elements of Compensation

Our total compensation program consists of fixed elements, such as base salary and benefits, and variable performance-based elements, such as annual and long-term incentives. Our fixed compensation elements are designed to provide a predictable source of income to our executives. Our variable performance-based elements are designed to reward performance at three levels: individual performance, actual corporate performance compared to annual business goals, and long-term shareholder value creation.

We compensate our executives principally through base salary, performance-based annual cash incentives, and equity awards. The objective of this three-part approach is to remain competitive with other companies in our industry, while ensuring that our executives are given the appropriate incentives to achieve near-term objectives and at the same time create long-term shareholder value.

Base Salaries

We provide our executive officers with a level of assured cash compensation in the form of a base salary that reflects their scope of responsibility and organizational impact, as well as individual performance. In setting salaries for our executive officers, the Compensation Committee reviews independently prepared surveys of biotechnology industry compensation as well as other available information on base salaries in our peer group for executive officers in comparable positions.

When setting base salaries, considerations include, but are not limited to:

•	each executive officer’s position and specific responsibilities;
•	recent individual performance;
•	level and breadth of experience;
•	achievement of corporate and strategic goals;
•	a review of competitive pay levels at comparable positions at peer companies;
•	retention considerations, including the anticipated level of difficulty in replacing an executive with someone of comparable experience and skill; and
•	the compensation levels required to attract qualified new hires.

The Compensation Committee does not apply any specific formulas to determine increases in base salaries for our executive officers, but instead makes an evaluation of the aforementioned considerations. In setting base salaries for our executive officers (other than the CEO), the Compensation Committee will also consider the recommendation of the CEO and the CEO’s evaluation of each executive’s respective performance.

Based on the foregoing considerations, the Compensation Committee adjusted base salaries for our NEOs for 2019, effective as of March 1, 2019, as follows:

Name	2018 Base Salary	2019 Base Salary	% Change
Mark J. Enyedy	$690,100	$714,254	3.5%
Anna Berkenblit, MD	$435,080	$466,624	7.25%
Richard J. Gregory, PhD [1]	$469,065	$485,482	3.5%
Thomas Ryll [2]	$366,083	$395,370	8.0%
Craig Barrows [3]	$409,734	$424,075	3.5%

1    Dr. Gregory’s employment with us ended on August 30, 2019.

2    Mr. Ryll received a 2% increase in base salary to $403,277 in November 2019 as a part of his promotion to SVP, Technical Operations.

3    Mr. Barrows’ employment with us ended on February 28, 2020.

Annual Performance-Based Cash Incentives

Historically, we have provided our executives with short-term incentive compensation through our annual cash incentive program. We believe that annual incentives hold executives accountable, reward executives based on actual business results, and help create a “pay-for-performance” culture.

2019 Incentive Opportunities

Under our annual bonus plan, every employee, including each NEO, has an established annual performance-based incentive target, which is equal to a percentage of the employee’s base salary. This percentage increases as levels of responsibility increase. A participant’s annual base salary and target bonus opportunity as of the last day of the bonus period are generally used in calculating earned incentives. The actual earned annual incentive amount, (“AIP”), if any, is calculated based on the achievement of corporate and individual goals and objectives. For 2019, our NEOs had the following annual cash incentive opportunities:

Executive	Target AIP (as % of base salary)
Mark J. Enyedy	75%
Anna Berkenblit, MD	35%
Richard J. Gregory, PhD	40%

Thomas Ryll	35%
Craig Barrows	40%

2019 Performance Criteria

Annual incentives are based on two sets of objectives: corporate and individual.

First, the Compensation Committee annually establishes key performance criteria, based upon the corporate goals and objectives, and evaluates our performance against those criteria in its determination of whether annual bonuses will be paid to our employees, including our executives. Key corporate performance criteria may include any or all of the following:

•	our actual financial performance against specified metrics in our operating plan for the applicable year;
•	achievement of certain research, development, and manufacturing milestones, including internal product development advancement;
•	the creation and achievement of business development opportunities; and
•	execution of organizational initiatives designed to strengthen our corporate culture and better align it with our strategic objectives.

In establishing annual key performance criteria for the annual bonus program, the Compensation Committee selects specific corporate objectives directed primarily to the future success of our business and the creation of long-term shareholder value.

For 2019, the Compensation Committee established the key corporate performance criteria to be used in determining annual cash bonuses. However, consistent with recent practice, the Compensation Committee chose to not assign weights to specific criteria, preferring to take a more holistic view of our achievements against the corporate objectives, as well as considerations, where warranted, of exemplary performance.

Once achievement versus corporate objectives is determined, our CEO will evaluate the other executive officers’ achievement against pre-established individual objectives, and based on these evaluations, the Compensation Committee will determine a percentage for each executive officer that can range from 0% to 125%, which percentage will then be applied to the corporate performance percentage to determine the executive officer’s bonus payout. Our CEO’s bonus payout under our incentive bonus plan is based solely on the corporate performance percentage.

To illustrate, bonuses are determined as follows:

2019 Corporate Objectives

The Compensation Committee determines an overall bonus pool consisting of a percentage of the aggregate target bonuses for all eligible employees based on the achievement of pre-established corporate objectives. The percentage may range from 0% to 150%. If the Compensation Committee determines that, based on its evaluation of our performance toward the corporate objectives, the bonus percentage would be less than 50% of target, then no bonuses would be paid. Establishing a corporate performance percentage exceeding 100% would be based on the Compensation Committee’s determination of exceptional performance.

In July 2019, the Compensation Committee revised the 2019 corporate objectives to realign with the strategy and priorities of the business as restructured following the negative outcome of FORWARD I.  The revised corporate objectives, and achievement versus those objectives, were as follows in the past year:

2019 Corporate Objective	Achievement

Achieve accrual targets for key studies

●    Initiate next mirvetuximab monotherapy registration study (MIRASOL) by the end of Q4

●    402 (FORWARD II) – Enroll target number of patients in bevacizumab platinum agnostic cohort by the end of Q4

●    Make decision regarding continuation IMGN779 in Q2

●    801 (IMGN632 Phase 1) – Determine recommended Phase 2 dosing and schedule and initiate BPDCN expansion

●    802 (IMGN632 Phase 2) – Enroll target number of R/R AML patients by the end of Q4

●    MIRASOL initiated

●    402 cohort fully enrolled in Q3

●    Decision taken to discontinue IMGN779 program in June

●    Phase 2 dosing schedule selected and expansion initiated

●    Timeline for 802 start revised and enrollment target not achieved

Align on process improvements for mirvetuximab antibody production	● Completed
Advance IMGC936 to support an IND in H1 2020	● Program on track to file IND in H1 2020
Generate data by year-end to support D3 transition for next-generation anti-FRα in Q2 2020	● Program on track to support D3 in Q2 2020
Amend Jazz agreement to reflect continued development of IMGN632 as the sole asset subject to the collaboration	● Agreement amended
Execute at least one out-licensing transaction	● Completed
Secure a cash balance at year-end sufficient to fund planned operations for the next 24 months	● Closing of follow-on offering in January of 2020 provided cash into 2022
Consolidate leased office in light of restructuring to facilitate subleasing of unoccupied premises	● Completed, with one tenant secured
Maintain attrition at target	● Target achieved

After considering our holistic performance versus these corporate objectives, the Compensation Committee approved 90% achievement for 2019.

Individual Objectives

Individual performance multipliers for each NEO (other than the CEO, whose annual incentive opportunity is entirely tied to corporate objectives) were determined through an evaluation by our CEO of the other executive officers’ achievement against pre-established individual objectives. These individual objectives were tailored based on the executive’s role, responsibilities, and oversight.

For 2019, these individual objectives were as follows:

Executive	Individual Objectives
Anna Berkenblit, MD

●    Drive Clinical Development and Translational Sciences contributions to mirvetuximab program -- 1) presentation of 0403 and 0402 data; 2) 0416 study start before the end of 2019; 3) update platinum sensitive / combo strategy

●    Gather additional IMGN632 monotherapy data in AML and BPDCN; initiate IMGN632 combination work in AML

●    Improve executive contributions to ensure greater organizational effectiveness

●    Support GCP Quality initiatives

Richard J. Gregory, PhD	● Not applicable; employment ended with us on August 30, 2019
Thomas Ryll

●    Lead mirvetuximab CMC activities

●    Provide oversight for key CMO relationships

●    Support transition of IMGC936 and IMGN151 development milestones

●    Develop potential successors to manage transition leadership in 2021

Craig Barrows

●    Lead negotiation and delivery of material contracts

●    Support financing efforts; complete all due diligence and related efforts as predicates for a secondary offering

●    Assist business development in key transactions

●    Begin transitioning General Counsel activities to designated successor

2019 Earned Cash Bonuses

After reviewing achievement versus the corporate objectives as outlined above, and the individual performance assessments, the Compensation Committee determined annual bonus amounts were earned for 2019 as set forth in the table below:

		Annual Incentive Opportunity		Achievement		Actual
Executive	2019 Base Salary [1]	Target (as % of base salary)	Target ($)	Corporate	Individual	2019 Earned Award	As a % of Target
Mark J. Enyedy	$714,254	75%	$535,691	90%	--	$482,121	90%
Anna Berkenblit, MD	$466,624	35%	$163,318	90%	90%	$132,288	81%
Richard J. Gregory, PhD [2]	$485,482	40%	$194,193	90%	100%	$115,398	59%
Thomas Ryll [3]	$403,277	35%	$141,147	90%	100%	$127,032	90%
Craig Barrows [4]	$424,075	40%	$169,630	90%	100%	$152,667	90%

[1] Bonus opportunities are based on salary at the end of the fiscal year.

2 Dr. Gregory’s employment with us ended on August 30, 2019.

[3] Base salary and bonus opportunity for Mr. Ryll reflects his promotion as of November 2019 to SVP Technical Operations.

4 Mr. Barrows’ employment with us ended on February 28, 2020.

Equity Awards

We believe that equity participation is a key component of our executive compensation program. Our equity incentive plans are designed to retain our executive officers and other employees and align their long-term interests with the creation of long-term value for our shareholders.

Historically, we have primarily relied on stock options to provide a long-term incentive for our executives to focus on creating long-term value and to help us to attract and retain key talent. We believe, as a general matter, that stock options provide an effective long-term incentive for all employees to create shareholder value as the benefit of the options cannot be realized unless there is an appreciation in the price of our common stock. Stock option awards are commonly provided to a broad range of employees in the biotechnology industry due to the competitive nature of the industry.

In early 2019, our Compensation Committee considered shareholder input from outreach conducted in January 2019, corporate performance over the prior year, and competitive market positioning when determining annual equity grant levels for 2019. After all considerations and input, the Compensation Committee ultimately decided that it was appropriate to reduce the value of the awards granted to our executives in 2019, other than Dr. Berkenblit, who received additional value due to an award related to her promotion in January 2019.

The following table shows the 2019 stock options granted to our NEOs on January 31, 2019 and compares those awards to the 2018 stock options granted to our NEOs in 2018:

Name	2018 Stock Options (#)	2018 Stock Options ($)	2019 Stock Options (#)	2019 Stock Options ($)
Mark J. Enyedy	1,100,000	$7,558,279	785,000	$2,716,181
Anna Berkenblit, MD	175,000	$1,202,454	348,550	$1,206,019
Richard J. Gregory, PhD [1]	256,500	$1,762,453	289,150	$1,000,489
Thomas Ryll [2]	160,000	$1,099,386	221,900	$767,796
Craig Barrows [3]	225,000	$1,546,012	231,750	$801,879

1 Dr. Gregory’s employment with us ended on August 30, 2019.

2 In addition to his annual grant, Mr. Ryll received a grant of 110,950 options in November 2019 upon his promotion to SVP, Technical Operations.

3 Mr. Barrows’ employment with us ended on February 28, 2020.

In accordance with our equity grant practices, the exercise price for these stock option grants was equal to the closing price of our common stock as reported by the Nasdaq Global Select Market on the date of grant. All stock options in the above table vest annually over three years, starting on the first anniversary of the date of grant, provided the employee continues to provide us services. The dollar amounts shown in this chart represent the aggregate grant date fair value of the stock option awards granted, which has been calculated in accordance with FASB ASC Topic 718 using the Black-Scholes option pricing model

V.	Additional Compensation Policies and Practices

Clawback Policy

We have adopted an incentive compensation recoupment policy that is applicable to our executive officers, and such other of our senior executive team as may be determined by the Compensation Committee. If we determine that we must restate our financial results as reported in a periodic or other report filed with the SEC to correct an accounting error due to material noncompliance with any financial reporting requirement under the U.S. securities laws, we will seek to recover, at the direction of the Compensation Committee, after it has reviewed the facts and circumstances that led to the requirement of the restatement and the costs and benefits of seeking recovery, incentive compensation, both cash and equity-based, awarded or paid to an officer covered by the policy whose intentional misconduct caused or contributed to the need for the restatement for a fiscal period if a lower award or payment would have been made to such officer based on the restated financial results.

Executive Stock Ownership Guidelines

We also believe that executive compensation will be better aligned with the creation of long-term value for our shareholders if our executive officers maintain a meaningful investment in our shares. In this regard, our Board of Directors adopted, effective as of July 1, 2014, share ownership guidelines affecting our executive officers.

Position	Required Ownership (as a multiple of base salary)
President and CEO	5x
All other executive officers	2x

Each NEO has five years from the later of the effective date of the guidelines, from their hiring date or from the date of designation as an executive officer, to achieve the ownership requirement. Our executive officers may satisfy the guidelines with shares owned directly or indirectly in a trust or by a spouse and/or minor children and with vested stock options. In the case of vested stock options, the aggregate exercise price required to be paid for such shares is deducted in determining the aggregate value of the shares represented by such awards.

Anti-Hedging and Pledging Policies

As part of our insider trading policy, we prohibit employees and directors from engaging in transactions that are designed to or have the effect of hedging or offsetting any decrease in the market value of our shares owned by such employees or directors. In particular, our insider trading policy prohibits the following transactions:

•

Trading in our shares on a short-term basis. Any shares purchased in the open market must be held for a minimum of six months. This rule does not apply to sales made within six months before or after the exercise of options that were granted by us.

•	Short sales of our shares.
•	Use of our shares to secure a margin or other loan.
•	Transactions in straddles, collars, or other similar risk reduction devices.
•	Transactions in publicly-traded options relating to our shares (i.e., options that are not granted by us).

With respect to the last three items described above, the policy does authorize our General Counsel to approve such transactions in limited cases. However, no director or employee has requested approval to engage in any such transaction, nor has our General Counsel determined any circumstances under which such approval would be granted.

Broad-Based Benefits

We offer employee benefit programs that are intended to provide financial protection and security for our employees and to reward them for the total commitment we expect from them while employed by us. All of our named executive officers are eligible to participate in these programs on the same basis as our other employees.

These benefits include the following: medical, dental, and vision insurance; company-paid group life and accident insurance in an amount equal to two times base salary (up to $750,000); employee-paid supplemental group life and accident insurance (up to $500,000); short- and long-term disability insurance; and a qualified 401(k) retirement savings plan with a 50% company match of the first 6% of the participant’s eligible bi-weekly compensation contributed by the participant to the plan.

Severance Pay Plan for Vice Presidents and Higher

We maintain a severance pay plan for vice presidents and higher in which our NEOs participate. The Compensation Committee has noted that, in order to induce candidates for executive positions to join us, it has been necessary to offer them certain severance benefits in the event their employment with us was involuntarily terminated without cause outside the context of a change in control.

An executive is entitled to severance benefits under this plan if the executive’s employment is terminated by us without cause outside the context of a change in control. Severance benefits include:

•	salary continuation for the following specified periods: 18 months in the case of the CEO and 12 months in the case of our other executive officers;
•

payment of the executive officer’s annual cash bonus, as determined in accordance with our annual bonus program, for the calendar year in which termination occurs, pro-rated to reflect the actual number of days the executive officer was employed during the applicable calendar year;

•

if an executive officer elects to continue medical coverage in accordance with COBRA, a subsidy of the executive officer’s COBRA premium at the same percentage as we subsidize coverage for similarly situated active employees, for the duration of the salary continuation period; and

•	outplacement services lasting not less than six months.

Change in Control Severance Agreements

We recognize that as a publicly-traded company, we may become the target of a proposal which could result in a change in control, and that such possibility and the uncertainty and questions which such a proposal may raise among management could cause our executive officers to leave or could distract them in the performance of their duties, to our detriment and that of our shareholders. We have entered into severance agreements with each of our executive officers that are designed to compensate them for the loss of their positions and the loss of anticipated benefits under their unvested equity compensation awards following a change in control. The agreements are intended to reinforce and encourage the continued attention of our executive officers to their assigned duties without distraction and to ensure the continued availability of each of our executive officers in the event of a proposed change in control transaction.  We believe that these objectives are in our best interests and that of our shareholders. We also believe that it is in our best interests and that of our shareholders to offer such agreements to our executive officers insofar as we compete for executive talent in a highly competitive market in which companies routinely offer similar benefits to senior executives.

An executive officer is entitled to severance benefits if, within a period of two months before or 12 months after a change in control, the executive’s employment is terminated (1) by us other than for cause or disability or (2) by the executive for good reason. Severance benefits include:

•

a lump sum cash payment equal to 1.5 times (or in the case of our CEO, 2 times) the sum of the executive officer’s annual base salary and target annual bonus for the bonus period in which the termination occurs;

•	vesting of 100% of the executive officer’s unvested stock options, unvested restricted stock awards, and other similar rights;
•

if the executive officer elects to continue medical coverage in accordance with COBRA, a subsidy of the executive officer’s COBRA premium at the same percentage as we subsidized health insurance premiums for the executive officer immediately prior to the date of termination of the executive officer’s employment (or, if more favorable to the executive officer, immediately prior to the consummation of the change in control), for up to 18 months (provided that following the expiration of the CEO’s COBRA coverage period, we will pay a taxable amount to the CEO equal to the COBRA premium subsidy on a monthly basis for a period ending 24 months from the CEO’s termination date); and

•	payment of the cost of outplacement services up to a maximum of $40,000.

We believe these severance benefits are reasonable and appropriate for our executive officers in light of the anticipated time it takes high-level executives to secure new positions with responsibilities and compensation that are commensurate with their experience. We further believe that the equity awards granted to our executive officers have been reasonable in amount and that, in the event of a loss of employment within a year following a change in control, it is appropriate that our executive officers receive the full benefit under their equity compensation awards of the increase in our value attributable to the performance of the current management team.

Tax and Accounting Implications of Executive Compensation

The Compensation Committee considers the deductibility of executive compensation under Section 162(m) of the Internal Revenue Code, or Code, in designing, establishing, and implementing our executive compensation policies and practices. Section 162(m) generally prohibits us from deducting any compensation over $1 million per taxable year paid to certain of our executive officers unless, under tax laws in effect prior to January 1, 2018, such compensation is treated as “performance-based compensation” within the meaning of Section 162(m) of the Code. The Tax Cuts and Jobs Act (the “Tax Act”) among other changes, repealed the exception from the deduction limit under Section 162(m) for performance-based compensation effective for taxable years beginning after December 31, 2017, such that compensation paid to our covered executive officers in excess of $1 million will not be deductible unless it qualifies for transition relief applicable to certain arrangements in place as of November 2, 2017 that are not materially modified after that date. However, because of ambiguities and uncertainties as to the application and interpretation of Section 162(m) as revised by the Tax Act, including the uncertain scope of the transition relief adopted in connection with repealing Section 162(m)’s performance-based compensation exception, no assurance can be given that previously granted compensation intended to satisfy the requirements for performance-based compensation will in fact qualify for such exception. The Compensation Committee may administer any awards granted prior to November 2, 2017 which qualify as performance-based compensation under Section 162(m), as amended by the Tax Act, in accordance with the transition rules applicable to binding contracts in effect on November 2, 2017, and will have the sole discretion to revise compensation arrangements to conform with the Tax Act and our Compensation Committee’s administrative practices. In determining the form and amount of compensation for our executive officers, the Compensation Committee will continue to consider all elements of the cost of such compensation, including the potential impact of Section 162(m).

While the Compensation Committee considers the deductibility of awards as one factor in determining executive compensation, the Compensation Committee also looks at other factors in making its decisions and retains the flexibility to award compensation that it determines to be consistent with the goals of our executive compensation program even if the awards are not deductible by us for tax purposes.

In addition to considering the tax consequences, the Compensation Committee considers the accounting consequences of its decisions, including the impact of expenses being recognized in connection with equity-based awards, in determining the size and form of different equity-based awards. We have not adopted a policy that all executive compensation be fully deductible as we believe that it is important for the Compensation Committee to retain maximum flexibility in designing compensation programs that are in our best interests and those of our shareholders.

Additional detail regarding each of the foregoing awards can be found in the Grants of Plan-Based Awards table and Outstanding Awards at Fiscal Year-End table elsewhere in this proxy statement.

Executive Compensation Tables and Other Information

How were the executive officers compensated for 2019?

The following table sets forth all compensation paid to our principal executive officer, (who, in 2019, also served as our principal financial officer) and each of our other four most highly compensated executive officers, who are collectively referred to as the “named executive officers,” in all capacities for 2019,  2018, and 2017.

Summary Compensation Table

						Non-Equity
Name and				Stock	Option	Incentive Plan	All Other
Principal Position	Year	Salary	Bonus	Awards (1)	Awards (1)	Compensation (2)	Compensation (3)	Total
Mark J. Enyedy	2019	$710,228	-	-	$2,716,181	$482,121	$9,030	$3,917,560
President and Chief	2018	686,750	-	-	7,558,279	569,333	8,880	8,823,242
Executive Officer	2017	670,000	-	1,235,000	-	753,750	8,784	2,667,534
Anna Berkenblit	2019	461,367	-	-	1,206,019	132,288	9,030	1,808,704
Senior Vice President and Chief	2018	430,654	-	-	1,202,454	167,506	8,880	1,809,494
Medical Officer	2017	408,526	-	388,531	-	193,029	8,784	998,870
Richard J. Gregory (4)	2019	496,001	-	-	1,000,489	115,398	9,030	1,620,918
Former Executive Vice President	2018	466,788	-	-	1,762,453	206,388	8,880	2,444,509
and Chief Scientific Officer	2017	455,403	-	586,008	-	245,918	8,784	1,296,113
Thomas Ryll	2019	391,430	-	-	1,040,526	127,032	7,764	1,566,752
Senior Vice President,	2018	362,359	-	-	1,099,386	155,036	7,653	1,624,434
Technical Operations	2017	343,740	-	263,302	-	162,417	8,727	778,186
Craig Barrows (5)	2019	421,685	-	-	801,879	152,667	9,030	1,385,261
Former Executive Vice President,	2018	407,745	-	-	1,546,012	162,255	8,880	2,124,892
General Counsel and	2017	397,800	-	346,788	-	214,812	8,784	968,184
Secretary

1)

The amounts shown in these columns represent the aggregate grant date fair value of the time-based restricted stock awards and stock option awards for the years indicated, computed in accordance with FASB ASC Topic 718.  Additional information can be found in the footnotes to the Grants of Plan-Based Awards table elsewhere in this proxy statement and in Note B to the consolidated financial statements included in our annual report on Form 10‑K for the year ended December 31, 2019.

2)	The amounts shown in this column represent payments under our annual bonus program for each of the periods shown.
3)	The table below shows the components of this column for 2019:

Name	401(k) Plan Matching Contribution (a)	Term Life Insurance Premiums	Total All Other Compensation
Mark J. Enyedy	$8,400	$630	$9,030
Anna Berkenblit	8,400	630	9,030
Richard J. Gregory	8,400	630	9,030
Thomas Ryll	7,134	630	7,764
Craig Barrows	8,400	630	9,030

a)

The amounts in this column represent our matching contributions allocated to each of the named executive officers who participated in our 401(k) retirement savings plan in 2019. All such matching contributions were fully vested upon contribution.

4)	Dr. Gregory’s employment with us ended on August 30, 2019.
5)	Mr. Barrow’s employment with us ended on February 28, 2020.

Grants of Plan-Based Awards

The following table shows all awards granted to each of the named executive officers during 2019.

Grants of Plan-Based Awards

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares	All Other Option Awards: Number of Securities Underlying	Exercise or Base Price of Option	Grant Date Fair Value of Stock and
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)	of Stock (#)	Options (#)	Awards ($/sh)	Option Awards (1)
Mark J. Enyedy	(2)	$267,846	$535,691	$803,537	-	-	-	-	-	-	-
	1/31/2019 (3)	-	-	-	-	-	-	-	785,000	$5.25	$2,716,181
Anna Berkenblit	(2)	-	163,318	306,221	-	-	-	-	-	-	-
	1/31/2019 (3)	-	-	-	-	-	-	-	256,050	5.25	885,959
	1/31/2019 (4)	-	-	-	-	-	-	-	92,500	5.25	320,059
Richard J. Gregory	(2)	-	194,193	364,112	-	-	-	-	-	-	-
	1/31/2019 (3)	-	-	-	-	-	-	-	289,150	5.25	1,000,489
Thomas Ryll	(2)	-	141,147	264,651					-	-	-
	1/31/2019 (3)	-	-	-	-	-	-	-	221,900	5.25	767,796
Craig Barrows	(2)	-	169,630	318,056					-	-	-
	1/31/2019 (3)	-	-	-	-	-	-	-	231,750	5.25	801,879

1)

The amounts shown in this column have been calculated in accordance with FASB ASC Topic 718.  Additional information can be found in Note B to the consolidated financial statements in our annual report on Form 10‑K for the year ended December 31, 2019.

2)

The amounts shown in these rows reflect the possible cash amounts that could have been earned upon achievement of the threshold, target and maximum performance objectives for the annual executive bonus program for 2019. In the case of Mr. Enyedy, whose bonus was tied solely to corporate performance, the threshold amount represents 50% of his target bonus, reflecting the minimum achievement required for any payout based on corporate performance. The maximum represents 150% of his target, the highest percentage that can be achieved for corporate performance.  In the case of the remaining executive officers, there was effectively no threshold payment since the compensation committee reserved the discretion to determine payouts under the portion of the bonus tied to individual performance without regard to any minimum achievement of previously established goals.  The maximum bonus for this group is based on the assumption of corporate performance reaching the maximum 150%, and the achievement of 125% of their personal goals.

3)	These awards were granted as part of an annual grant of options to all employees.
4)	This grant was awarded in conjunction with Dr. Berkenblit’s promotion to Senior Vice President.

Outstanding Equity Awards at 2019 Year-End

The following table shows information on all outstanding stock options and unvested restricted stock awards held by the named executive officers at the end of the last fiscal year. The table also shows the market value of unvested time-based restricted shares and unearned performance-based restricted shares at the end of the last fiscal year. The amounts shown represent the number of unvested or unearned restricted shares at the end of 2019, multiplied by the closing price ($5.11) of our common stock on the Nasdaq Global Select Market on December 31, 2019.

Outstanding Equity Awards at Fiscal Year-End

						Stock Awards
	Option Awards (1)								Equity Incentive Plan Awards:		Equity Incentive Plan
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date (mm/dd/yyyy)	Number of Shares of Stock That Have Not Vested (#)		Market Value of Shares of Stock That Have Not Vested ($)	Number of Unearned Shares, Units or Other Rights That Have Not Vested ($)		Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Mark J. Enyedy	225,000	75,000	(2)	$5.65	5/16/2026	-		-	-		-
	-	-		-	-	18,750	(3)	$95,719	-		-
	-	-		-	-	166,666	(4)	850,830	239,000	(5)	$1,220,095
	366,667	733,333	(6)	10.65	2/15/2028	-		-	-		-
	-	785,000	(6)	5.25	1/31/2029	-		-	-		-
Anna Berkenblit	125,000	-		8.94	4/1/2025	-		-	-		-
	11,000	-		16.72	7/13/2025	-		-	-		-
	4,000	-		5.75	6/1/2026	-		-	-		-
	50,000	-		3.05	7/18/2026	-		-	-		-
	50,000	-		2.68	9/30/2026	-		-	-		-
	-	-		-	-	-		-	10,000	(5)	51,050
	-	-		-	-	52,433	(4)	267,670	84,700	(5)	432,394
	58,334	116,666	(6)	10.65	2/15/2028	-		-	-		-
	-	348,550	(6)	5.25	1/31/2029	-		-	-		-
Richard J. Gregory (8)	-	-		-		-		-	-		-
Thomas Ryll	60,000	-		14.56	8/17/2025	-		-	-		-
	4,000	-		5.75	6/1/2026	-		-	-		-
	40,000	-		3.05	7/18/2026	-		-	-		-
	38,000	-		2.68	9/30/2026	-		-	-		-
	-	-		-	-	35,533	(4)	181,396	57,400	(5)	293,027
	53,334	106,666	(6)	10.65	2/15/2028	-		-	-		-
	-	221,900	(6)	5.25	1/31/2029	-		-	-		-
	-	110,950	(6)	3.48	11/19/2029	-		-	-		-
Craig Barrows (9)	40,000	-		9.14	7/23/2020	-		-	-		-
	55,000	-		15.20	7/22/2021	-		-	-		-
	70,000	-		15.83	7/20/2022	-		-	-		-
	70,000	-		19.02	7/16/2023	-		-	-		-
	70,000	-		10.79	7/17/2024	-		-	-		-
	70,000			16.72	7/13/2025	-		-	-		-
	70,000			3.05	7/18/2026	-		-	-		-
	41,250	13,750	(7)	1.84	12/9/2026	-		-	-		-
	-	-		-	-	-		-	12,600	(5)	64,323
	-	-		-	-	46,800	(4)	238,914	75,600	(5)	385,938
	75,000	150,000	(6)	10.65	2/15/2028	-		-	-		-
	-	231,750	(6)	5.25	1/31/2029	-		-	-		-

1)	The above option awards granted by ImmunoGen are subject to time-based vesting. Securities underlying options are shares of our common stock.
2)

This option award vests in four equal installments on each of the first four anniversaries of the grant date (May 16, 2016), contingent on Mr. Enyedy remaining an employee, director or consultant of ImmunoGen as of each such date.

3)

This restricted stock award vests in four equal installments on each of the first four anniversaries of the grant date (May 16, 2016), contingent on Mr. Enyedy remaining an employee, director or consultant of ImmunoGen as of each such date.

4)

These time-based restricted stock awards vest in three equal installments on each of the first three anniversaries of the grant date (February 21, 2017), contingent on the executive remaining an employee, director or consultant of ImmunoGen as of each such date.

5)

These performance-based restricted stock awards, which were granted in 2016 and 2017, will vest based on ImmunoGen meeting three business development milestones by August 12, 2021.  For each milestone that is met by that date, one-

third of the shares originally granted will vest, contingent on the executive remaining an employee, director or consultant of ImmunoGen as of each such date.
6)

These option awards vest in three equal installments on each of the first three anniversaries of the grant date (February 15, 2018), contingent, in each case, on the executive remaining either an employee (in the case of an incentive stock option) or an employee, director or consultant (in the case of a non-qualified stock option) of ImmunoGen as of each such date.

7)

This option award vests in three equal installments on each of the first three anniversaries of the grant date (December 9, 2016), contingent on Mr. Barrows remaining an employee, director or consultant of ImmunoGen as of each such date.

8)	Dr. Gregory’s employment with us ended on August 30, 2019.
9)	Mr. Barrow’s employment with us ended on February 28, 2020.

Options Exercised and Stock Awards Vested

The following table shows information regarding stock option exercises and stock award vesting by the named executive officers during 2019.

Option Exercises and Stock Vested

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Mark J. Enyedy	—	—	185,417	$963,606
Anna Berkenblit	—	—	52,433	291,527
Richard J. Gregory	110,000	28,798	85,333	470,576
Thomas Ryll	—	—	35,533	197,563
Craig Barrows	—	—	46,800	260,208

Potential Payments Upon Termination or Change in Control

Termination of Employment Not Following a Change in Control

All of our named executive officers whose employment is terminated by us without cause are eligible to participate in our severance pay plan for vice presidents and higher.  “Cause” under the severance pay plan is defined to include an executive’s willful act or omission that materially harms ImmunoGen, willful failure or refusal to follow the lawful and proper directives of our CEO or our Board, conviction of the executive for a felony, commission of an act of moral turpitude that is reasonably expected to be injurious to ImmunoGen or its reputation, material fraud or theft relating to ImmunoGen, or breach of our Code of Corporate Conduct, Senior Officer and Financial Personnel Code of Ethics, or other contractual obligation to ImmunoGen.

Severance benefits under the plan include:

•	salary continuation for the following specified periods: 18 months in the case of the CEO and 12 months in the case of our other named executive officers;
•

payment of the named executive officer’s annual cash bonus for the year in which termination occurs, determined in accordance with our annual bonus program, if, and when bonuses are paid to our similarly situated active employees as of the date such bonuses are paid, and pro-rated to reflect the actual number of days the named executive officer was employed during the applicable year;

•

if the executive officer elects to continue medical insurance coverage in accordance with COBRA, a subsidy of the executive’s COBRA premium at the same percentage as the premium subsidy provided to other similarly situated active employees for the duration of the salary continuation period; and

•	payment of the cost for outplacement services lasting not less than six months.

Payment of the above-described severance benefits is subject to the named executive officer releasing all of his or her claims against ImmunoGen other than claims that arise from our obligations under the plan.  In addition, no benefits are payable under the plan in circumstances where the named executive officer is entitled to receive severance compensation under the terms of any separate written agreement, including the change in control severance agreements described below.

The following table illustrates the potential benefits that would have been received by the named executive officers under our severance pay plan for vice presidents and higher, assuming we had terminated each executive’s employment without cause on December 31, 2019 outside the context of a change in control.

Potential Payments Upon Termination of Employment Not Following a Change in Control

(Without Cause and Not as a Result of a Disability)

Name	Salary Continuation	Bonus Lump Sum (1)	Healthcare Continuation (2)	Total
Mark. J. Enyedy	$1,071,381	$482,121	$83,727	$1,637,229
Anna Berkenblit	466,624	132,288	55,818	654,730
Thomas Ryll	403,277	127,032	55,818	586,127
Craig Barrows	424,075	152,667	55,818	632,560

1)	Amounts equal the bonuses earned by each named executive officer for 2019, and shown in the summary compensation table as “non-equity incentive plan compensation.”
2)

Amounts represent payments equal to each executive’s COBRA premiums for 12 months (or in the case of Mr. Enyedy, 18 months) for the type of healthcare coverage ImmunoGen carried for each named executive officer as of December 31, 2019.

Dr. Gregory’s employment with ImmunoGen ended on August 30, 2019. Per the plan above, he is receiving twelve months of salary continuation ($485,482), the annual cash bonus for 2019 ($115,398), twelve months of medical insurance coverage ($55,818) and outplacement services.

Termination of Employment Following a Change in Control

We have entered into change in control severance agreements with each named executive officer providing for certain benefits in the event of a change in control of ImmunoGen.  A change in control includes any of the following events:

•	the acquisition by any person of 50% or more of our outstanding common stock pursuant to a transaction which our Board of Directors does not approve;
•

a merger or consolidation of ImmunoGen, whether or not approved by our Board, where our voting securities remain outstanding and continue to represent, or are converted into securities of the surviving corporation (or its parent) representing, less than 50% of the total voting power of the surviving entity (or its parent) following such transaction;

•	our shareholders approve an agreement for the sale of all or substantially all of ImmunoGen’s assets; or
•

the “incumbent directors” cease to constitute at least a majority of the members of our Board.  “Incumbent directors” include the current members of our Board, plus any future members who are elected or nominated for election by at least a majority of the incumbent directors at the time of such election or nomination, with certain exceptions relating to actual or threatened proxy contests relating to the election of directors to our Board.

Each named executive officer is entitled to severance benefits if, within the period of two months before or 12 months after a change in control of ImmunoGen, the executive’s employment is terminated (1) by us other than for cause or disability or (2) by the executive for good reason.  “Cause,” as defined in each named executive officer’s severance agreement, includes the executive’s willful act or omission that materially harms ImmunoGen; willful failure or refusal to follow the lawful and proper directives of the Board; conviction of the executive for a felony; commission of an act of moral turpitude that is reasonably expected to be injurious to ImmunoGen or its reputation; material fraud or theft relating to ImmunoGen; or breach of our Code of Corporate Conduct, Senior Officer and Financial Personnel Code of Ethics, or other contractual obligation to ImmunoGen.  “Good reason” is defined in each agreement to include the occurrence of the following events without the executive’s consent: a change in the principal location at which the executive performs his duties for us to a new location that is at least 40 miles from the prior location; a material change in the executive’s authority, functions duties or responsibilities as compared to her or his highest position with ImmunoGen; or a material reduction in the executive’s base salary or target annual bonus.

Severance benefits under each agreement include the following:

•

a lump sum payment equal to 1.5 times (or in the case of Mr. Enyedy, 2 times) the sum of the executive officer’s then current annual base salary and the executive’s target annual bonus for the fiscal year in which the termination occurs;

•	vesting of 100% of the executive officer’s unvested stock options and unvested restricted stock awards and other similar rights;
•

if the executive officer elects to continue medical coverage in accordance with COBRA, a subsidy of the executive officer’s COBRA premium at the same percentage as we subsidized health insurance premiums for the executive officer immediately prior to the date of termination of the executive officer’s employment (or, if more favorable to the executive officer, immediately prior to the consummation of the change in control), for up to 18 months (provided that following the expiration of the CEO’s COBRA coverage period, we will pay a taxable amount to the CEO equal to the COBRA premium subsidy on a monthly basis for a period ending 24 months from the CEO’s termination date); and

•	payment of the cost of out-placement services up to a maximum of $40,000.

Payment of the above-described severance benefits is subject to the named executive officer releasing all his or her claims against ImmunoGen other than claims that arise from Immunogen’s obligations under the severance agreement.  In addition, the severance benefits will replace any similar compensation that may be provided to the executive under any other agreement or arrangement in relation to termination of employment, with certain exceptions.

Each severance agreement provides for a reduction of payments and benefits to be received by the named executive officer pursuant to a change in control to a level where the executive would not be subject to the excise tax pursuant to section 4999 of the Code, but only if such reduction would put the executive in a better after-tax position than if the payments and benefits were paid in full.  In addition, each agreement provides for the payment by ImmunoGen of the executive’s legal fees and expenses incurred in connection with the agreement.

Each severance agreement continues in effect for two years from its effective date, subject to automatic one-year extensions thereafter unless notice is given of our or the executive’s intention not to extend the term of the agreement; provided, however, that the agreement continues in effect for 12 months following a change in control that occurs during the term of the agreement.

The following table illustrates the potential benefits that would have been received by the named executive officers under the severance agreements described above, assuming we had terminated each executive’s employment without cause on December 31, 2019, following a change in control occurring on that date, and using the closing price ($5.11) of our common stock on the Nasdaq Global Select Market on December 31, 2019.

Potential Payments Upon Termination of Employment Following a Change in Control

(Without Cause and Not as a Result of a Disability)

Name	Salary/Bonus Lump Sum (1)	Stock Option Acceleration (2)	Restricted Stock Acceleration	Healthcare Continuation (3)	Outplacement Services	Total
Mark J. Enyedy	$2,499,889	$-	$2,166,644	$111,636	$40,000	$4,818,169
Anna Berkenblit	944,914	-	751,114	83,727	40,000	1,819,755
Thomas Ryll	816,636	180,294	474,423	83,727	40,000	1,595,080
Craig Barrows	890,558	44,894	689,175	83,727	40,000	1,748,354

1)	Amounts represent the salary and target bonus-based lump sum payments described above.
2)

Any amounts shown in this column represent payment of the difference between $5.11 and the exercise price of any in-the-money unvested stock option that would have become exercisable upon termination of the executive’s employment without cause following a change in control, multiplied in each case by the number of shares subject to such option.

3)

Amounts represent payments equal to each executive’s COBRA premiums for 18 months (or in the case of Mr. Enyedy, 24 months) for the type of healthcare coverage ImmunoGen carried for each named executive officer as of December 31, 2019.

CEO Pay Ratio

For 2019,  Mr. Enyedy’s total compensation was $3,917,560, as shown in the Summary Compensation Table.  The total compensation for the median employee (excluding Mr. Enyedy) was $223,674.  Accordingly, Mr. Enyedy’s total compensation was 17.5 times that of the median employee’s total compensation in 2019. The pay ratio reported above is a reasonable estimate calculated in a manner consistent with SEC rules based on our payroll and employment records, as well as the methodology described below.

The compensation elements that were considered in the identification of the median employee were actual base pay during 2019 and annual bonus payout for 2019, which was paid in March 2020. Due to a significant restructuring of  ImmunoGen during 2019, the median employee was recalculated for this year. The total number of employees as of December 31, 2019 was 85,  which included 10 employees who were terminated at the end of the year but were entitled to a bonus payout for 2019.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis included in this proxy statement, and based on such review and discussion, the Compensation Committee recommended to ImmunoGen’s Board that the Compensation Discussion and Analysis be included in this proxy statement and be incorporated by reference into ImmunoGen’s Annual Report on Form 10‑K for the year ended December 31, 2019.

By the Compensation Committee of the Board of Directors of ImmunoGen, Inc.
Dean J. Mitchell, Chair
Stuart A. Arbuckle
Mark Goldberg

ADVISORY VOTE TO APPROVE THE COMPENSATION PAID TO OUR NAMED EXECUTIVE OFFICERS, AS DESCRIBED IN THIS PROXY STATEMENT

(Notice Item 4)

We are providing our shareholders with the opportunity to cast an advisory (non-binding) vote on executive compensation, or a “say-on-pay” vote.  Under Section 14A of the Securities Exchange Act of 1934, as amended, we must hold this advisory vote at least once every three years. At the 2017 annual meeting of shareholders, we asked shareholders to vote on an advisory basis with respect to whether future say-on-pay votes should be held once every year, or once every two or three years (the “say-on-frequency” vote).  Shareholders indicated by their advisory vote their preference to hold say-on-pay votes on an annual basis.  After taking into consideration the results of the say-on-frequency vote at the 2017 annual meeting, our Board determined to include say-on-pay advisory votes in our proxy materials on an annual basis until the next required “say-on-frequency” vote by shareholders.

Our compensation philosophy is designed to align each executive’s compensation with our short-term and long-term performance and to provide the compensation and incentives needed to attract, motivate and retain key executives who are crucial to our long-term success.  Consistent with this philosophy, a significant portion of the total compensation opportunity for each of our executives is directly related to performance factors that measure our progress against the goals of our strategic and operating plans, as well as our performance against that of our peer companies.

The say-on-pay vote is a non-binding vote on the compensation paid to our named executive officers, as described elsewhere in this proxy statement under the heading “EXECUTIVE COMPENSATION,” and includes the “Compensation Discussion and Analysis,” or “CD&A,” tabular disclosure regarding such compensation and accompanying narrative disclosure set forth elsewhere in this proxy statement.  The Executive Compensation section describes our compensation philosophy and objectives, how we determine executive compensation, the elements of total compensation, and the actual compensation of our named executive officers identified in that section.  The Compensation Committee and our Board believe that the policies and practices described in the CD&A are effective in implementing our compensation philosophy and objectives and that the compensation of our named executive officers for 2019 reflects and supports those policies and practices.

In accordance with the rules of the SEC, the following resolution, commonly known as a “say-on-pay” vote, is being submitted for a shareholder vote at the 2020 annual meeting:

“RESOLVED, that the compensation paid to the named executive officers of ImmunoGen, Inc., as disclosed pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the compensation tables and the related material disclosed in the proxy statement for the 2020 annual meeting, is hereby APPROVED.”

The say-on-pay vote is not binding on the Compensation Committee or our Board.  However, the committee and the Board will take into account the result of the vote when determining future executive compensation arrangements.

Recommendation

The Board recommends a vote “FOR” the proposal to approve, on an advisory basis, the compensation paid to our named executive officers, as described in this proxy statement.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM AND AUDIT FEES

Ernst & Young LLP (“EY”) served as our independent registered public accounting firm for the year ended December 31, 2019 and has served in this capacity since 2001. During the five years ended December 31, 2019, there were no disagreements between us and EY on any matter of accounting principles or practices, financial statements disclosure, or auditing scope or procedure.

The Audit Committee is directly responsible for the appointment, retention, compensation and oversight of the work of our independent registered public accounting firm (including resolution of disagreements between management and the independent registered public accounting firm regarding financial reporting) for the purpose of preparing or issuing an audit report or related work.  The Audit Committee has not appointed an independent registered public accounting firm for the year ending December 31, 2020 because it is currently engaged in a competitive proposal process to make such appointment and, therefore, does not propose that our shareholders ratify the appointment of any independent registered public accounting firm for the year ending December 31, 2020 at the annual meeting. EY continues to serve as our independent registered public accounting firm and is included in the proposal process.  We believe that our process reflects good corporate governance and is not due to a disagreement with EY on any matter related to its audits or reviews,  EY resigning or declining to stand for re-appointment, or the existence of reportable events as defined in Item 304(a)(1)(v) of Regulation S-K. The Audit Committee expects to complete its review by June 30, 2020.

Ratification of the appointment of our independent registered public accounting firm by our shareholders is not required by our Restated Articles of Organization, by-laws or otherwise. We intend, however, to submit proposals regarding the ratification of the appointment of our independent registered public accounting firm to our shareholders at future annual meetings. Should our shareholders not ratify the appointment of our independent registered public accounting firm in future years, the Audit Committee will reconsider the appointment. In making its determination regarding whether to appoint or retain a particular independent registered public accounting firm, the Audit Committee takes into account the views of management, and will take into account the vote of our shareholders with respect to the ratification of the appointment of our independent registered public accounting firm.

 What were the fees of our independent registered public accounting firm for services rendered to us during the last two fiscal years?

The aggregate fees for professional services rendered to us by EY for 2019 and 2018 were as follows:

Category	2019	2018
Audit	$1,247,280	$1,208,636
Audit-Related	-	-
Tax	-	-
All Other	-	-
	$1,247,280	$1,208,636

Audit fees for all periods shown above were for professional services provided for the audits of our consolidated financial statements and our internal control over financial reporting as well as reviews of the financial statements included in each of our quarterly reports on Form 10‑Q.  Audit fees for 2019 and 2018 also include amounts related to consents relating to registration statements.

What is the Audit Committee’s pre-approval policy?

Consistent with SEC policies regarding auditor independence, the Audit Committee has responsibility for appointing, setting compensation, and overseeing the work of our independent registered public accounting firm.  In recognition of this responsibility, the Audit Committee has established a policy to pre-approve all audit and permissible non-audit services provided by our independent registered public accounting firm.

The Audit Committee pre-approves all auditing services and the terms of non-audit services provided by our independent registered public accounting firm, but only to the extent that the non-audit services are not prohibited under applicable law and the committee determines that the non-audit services do not impair the independence of the independent registered public accounting firm.  In situations where it is impractical to wait until the next regularly scheduled quarterly meeting, the Chair of the Audit Committee has been delegated authority to approve audit and non-audit services to be provided by our independent registered public accounting firm.  Fees payable to our independent registered public accounting firm for any specific, individual service approved by the Chair pursuant to the above-described delegation of authority may not exceed $100,000, plus reasonable and customary out-of-pocket expenses, and the Chair is required to report any such approvals to the full Audit Committee at its next scheduled meeting.

The pre-approval requirement is waived with respect to the provision of non-audit services by our independent registered public accounting firm if (1) the aggregate amount of all such non-audit services provided to us constitutes not more than five percent of the total fees paid by us to our independent registered public accounting firm during the fiscal year in which such non-audit services were provided, (2) such services were not recognized at the time of the engagement to be non-audit services, and (3) such services are promptly brought to the attention of the Audit Committee and approved by the committee or by one or more of its members to whom authority to grant such approvals has been delegated by the committee prior to the completion of the independent registered public accounting firm’s audit.  EY did not provide non-audit services during 2019 or 2018.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee has reviewed ImmunoGen’s audited financial statements for the year ended December 31, 2019, and discussed these financial statements with ImmunoGen’s management.  The Audit Committee also has reviewed and discussed the audited financial statements and the matters required to be discussed by Public Company Accounting Oversight Board (“PCAOB”) Audit Standards No. 1301 (“Communication with Audit Committees”) with Ernst & Young LLP, ImmunoGen’s independent registered public accounting firm.  In addition, the Audit Committee received the letter from Ernst & Young LLP required by PCAOB Rule 3526 (“Communication with Audit Committees Concerning Independence”), and has discussed with Ernst & Young LLP its independence.

Based on its review and the discussions referred to above, the Audit Committee recommended to ImmunoGen’s Board that the audited financial statements be included in Immunogen’s Annual Report on Form 10‑K for the year ended December 31, 2019 for filing with the SEC.

By the Audit Committee of the Board of Directors of ImmunoGen, Inc.
Stephen C. McCluski, Chair
Kristine Peterson
Richard J. Wallace

DELINQUENT SECTION 16(a)  REPORTS

Section 16(a) of the Securities Exchange Act of 1934 requires our officers and directors and certain persons beneficially owning more than 10% of our outstanding common stock to file reports of beneficial ownership and changes in beneficial ownership with the SEC.  Officers, directors, and beneficial owners of more than 10% of our common stock are required by SEC regulations to furnish us with copies of all Section 16(a) forms they file.

Based solely on copies of such forms furnished as provided above, and written representations from our officers and directors that no Forms 5 were required, we believe that during the year ended December 31, 2019, one Section 16(a) filing reporting one transaction, by one person, David Foster, was not timely filed.

SHAREHOLDER PROPOSALS FOR THE 2021 ANNUAL MEETING

Under regulations adopted by the SEC, any shareholder proposal submitted for inclusion in ImmunoGen’s proxy statement relating to the 2021 annual meeting of shareholders must be received at our principal executive offices on or before December 29, 2020.

In addition to the SEC requirements regarding shareholder proposals, our by-laws contain provisions regarding matters to be brought before shareholder meetings.  If shareholder proposals, including proposals relating to the election of directors, are to be considered at the 2021 annual meeting of shareholders, notice of them, whether or not they are included in ImmunoGen’s proxy statement and form of proxy, must be given by personal delivery or by U.S. mail, postage prepaid, to our corporate secretary no earlier than February 12, 2021 and no later than March 14, 2021.  The notice must include the information set forth in our by-laws.  Proxies solicited by the Board will confer discretionary voting authority with respect to these proposals, subject to SEC rules governing the exercise of this authority.  Our by-laws do not affect any rights of shareholders to request the inclusion of proposals in ImmunoGen’s proxy statement pursuant to Rule 14a‑8 under the Securities Exchange Act of 1934, as amended.  All shareholder proposals should be marked for the attention of Joseph J. Kenny, Secretary, ImmunoGen, Inc. 830 Winter Street, Waltham, MA.

It is suggested that any shareholder proposal be submitted by certified mail, return receipt requested.

CERTAIN MATTERS RELATING TO PROXY MATERIALS

The SEC has adopted a rule that allows us or your broker to send a single set of proxy materials and annual reports to any household at which two or more of our shareholders reside, if we or your broker believe that the shareholders are members of the same family.  This practice, referred to as “householding,” benefits both you and us.  It reduces the volume of duplicate information received at your household and helps us reduce our expenses.  The rule applies to our annual reports, proxy materials (including the Notice), and information statements.  Once you receive notice from your broker or from us that communications to your address will be “householded,” the practice will continue until you are otherwise notified or until you revoke your consent to the practice.  Each shareholder will continue to receive a separate proxy card or voting instruction card.

If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate Notice and, if applicable, other proxy materials, please notify your broker, or if you are holding a physical stock certificate, direct your written or oral request to Broadridge Corporate Issuer Solutions, Inc.,  P.O. Box 1342, Brentwood, New York 11717, telephone number 1‑855‑697‑4961.  Shareholders who currently receive multiple copies of the Notice and, if applicable, other proxy materials at their address and would like to request “householding” of their communications should contact their broker or Broadridge Corporate Issuer Solutions, Inc.

OTHER MATTERS

We know of no matters which may properly be and are likely to be brought before the meeting other than the matters discussed in this proxy statement.  However, if any other matters properly come before the meeting, the persons named in the accompanying proxy card will vote in accordance with their best judgment.

ANNUAL REPORT ON FORM 10‑K

You may obtain a copy of our Annual Report on Form 10‑K which includes our financial statements for the year ended December 31, 2019 (without exhibits), without charge by writing to: Investor Relations, ImmunoGen, Inc., 830 Winter Street, Waltham, MA 02451. Additionally, you can find a copy of our Annual Report on Form 10-K, on the website of the SEC, at www.sec.gov, or on our website at www.immunogen.com on the Investors & Media page under “Financials & Filings”.

By Order of the Board of Directors
JOSEPH J. KENNY, Secretary

April 28, 2020

VOTE BY INTERNET - www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. IMMUNOGEN, INC. 830 WINTER STREET WALTHAM, MA 02451 ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: E42624-P01243 KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. IMMUNOGEN, INC. The Board of Directors recommends you vote FOR the following: For Withhold For All AllAllExcept To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below. ! ! ! 2. Election of Directors Nominees: 01) Stephen C. McCluski 02) Richard J. Wallace 03) Mark Goldberg, MD 04) Dean J. Mitchell 05) Kristine Peterson 06) Mark J. Enyedy 07) Stuart A. Arbuckle For Against Abstain For Against Abstain The Board of Directors recommends you vote FOR the following proposals: ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! 6. To ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the year ending December 31, 2018. 1. To fix the number of members of the Board of Directors at seven (7). 3. To approve the 2018 Employee, Director and Consultant Equity Incentive Plan. In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting or any adjournments thereof. 4. To approve the Employee Stock Purchase Plan. 5. To approve, on an advisory basis, the compensation paid to our named executive officers, as disclosed in our proxy statement. THE SHARES REPRESENTED HEREBY WILL BE VOTED AS DIRECTED HEREIN. IF NO DIRECTION IS INDICATED, SUCH SHARES WILL BE VOTED "FOR" ITEMS 1, 2, 3, 4, 5 AND 6. ! For address changes and/or comments, please check this box and write them on the back where indicated. ! Yes ! No Please indicate if you plan to attend this meeting. Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer. Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice and Proxy Statement and Form 10-K are available at www.proxyvote.com. E42625-P01243 IMMUNOGEN, INC. This proxy is solicited by the Board of Directors Annual Meeting of Shareholders 6/20/2018 9:00 AM The undersigned hereby acknowledges receipt of the Notice of Annual Meeting of Shareholders and Proxy Statement dated April 30, 2018, and does hereby appoint Mark J. Enyedy and David B. Johnston, or either of them (the "proxies"), as the undersigned's attorneys-in-fact and proxies, with full power of substitution in each, for and in the name of the undersigned, with all the powers the undersigned would possess if personally present, hereby revoking any proxy heretofore given, to appear and represent and vote all shares of Common Stock of IMMUNOGEN, INC. (the "Company") which the undersigned would be entitled to vote if personally present at the Annual Meeting of Shareholders to be held at the University of Massachusetts Club, One Beacon Street, 32nd Floor, Boston, Massachusetts on Wednesday, June 20, 2018, at 9:00 AM, Eastern Daylight Time, and any adjournment or postponement thereof. (If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.) Continued and to be signed on reverse side Address Changes/Comments: